Exhibit D

DESCRIPTION OF CANADA

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On December 13, 2019, the daily average rate of the Bank of Canada for conversion of Canadian dollars (“$”) to United States dollars (“U.S.$”) was USD 1.00 = CAD 1.3183.

Certain information contained in the Exhibit has been extracted or compiled from public official documents of Canada, which include statistical data subject to revision. Canada is sometimes referred to as the “Government of Canada” or the “Government” in this Exhibit.

CANADA

GENERAL INFORMATION

Area and Population

Canada is the second largest country in the world, with an area of 9,984,670 square kilometers of which about 891,163 square kilometers are covered by fresh water. The occupied farm land is about 7% and the commercial forest land is about 30% of the total area. The population on July 1, 2019 was estimated to be 37.6 million. Over two thirds of Canada’s population lives in metropolitan areas of which Toronto, Montreal and Vancouver are the largest. Most of Canada’s population lives within 200 kilometers of the United States border.

Form of Government

Canada is a federal state composed of ten provinces and three territories. In 1867, the United Kingdom Parliament adopted the British North America Act, which established the Canadian federation comprised of, at that time, the Provinces of Ontario, Québec, Nova Scotia and New Brunswick. Since then, six additional provinces (Manitoba, British Columbia, Prince Edward Island, Saskatchewan, Alberta and Newfoundland and Labrador), along with the Yukon Territory, the Northwest Territories and the territory of Nunavut (which was carved out of the Northwest Territories on April 1, 1999), have become parts of Canada.

The British North America Act (which has been renamed the Constitution Act, 1867) gave the Parliament of Canada legislative power in relation to a number of matters including all matters not assigned exclusively to the legislatures of the provinces. These powers now include matters such as defense, the raising of money by any mode or system of taxation, the regulation of trade and commerce, the public debt, money and banking, interest, bills of exchange and promissory notes, navigation and shipping, extra-provincial transportation, aerial navigation and, with some exceptions, telecommunications. The provincial legislatures have exclusive jurisdiction in such areas as education, municipal institutions, property and civil rights, administration of justice, direct taxation for provincial purposes and other matters of purely provincial or local concern.

The executive power of the federal Government is vested in the Queen, represented by the Governor General, whose powers are exercised on the advice of the federal Cabinet, which is responsible to the House of Commons. The legislative branch at the federal level, Parliament, consists of the Crown, the Senate and the House of Commons. The Senate has 105 seats. There are 24 seats each for the Maritime Provinces (Prince Edward Island, Nova Scotia and New Brunswick), Québec, Ontario and the Western Provinces (Manitoba, Saskatchewan, Alberta and British Columbia), six for Newfoundland and Labrador and one each for the three territories (Nunavut, Northwest Territories and Yukon). Senators are appointed by the Governor General on the advice of the federal Cabinet and hold office until age 75. The House of Commons has 338 members, elected by voters in single-member constituencies. The leader of the political party that gains the most seats in each general election is usually invited by the Governor General to be Prime Minister and to form the Government. The Prime Minister selects the members of the federal Cabinet from among the members of the House of Commons and the Senate (in practice almost entirely from the former). The House of Commons is elected for a period of five years. Since May 2007, the Canada Elections Act requires that a general election be held on a fixed date: the third Monday of October in the fourth calendar year following the previous general election. However, the law does not prevent the Governor General from dissolving Parliament at another date. The date of a general election is set by the Governor in Council.

The most recent general election was held on October 21, 2019. As a result of that election the Liberal Party of Canada formed the Government. As of December 6, 2019, the distribution of seats in the House of Commons is as follows: the Liberal Party of Canada has 157 seats, the Conservative Party of Canada has 121 seats, the Bloc Québécois has 32 seats, the New Democratic Party has 24 seats, and the Green Party of Canada has three seats. There is one independent seat.

The executive power in each province is vested in the Lieutenant Governor, appointed by the Governor General on the advice of the federal Cabinet. The Lieutenant Governor’s powers are exercised on the advice of the provincial cabinet, which is responsible to the legislative assembly. Each provincial legislature is composed of a Lieutenant Governor and a legislative assembly and, depending on the province, members of provincial legislative assemblies are elected for four or five years. The practice of selecting the provincial premier and the provincial cabinet in each province follows that described for the federal level, as does dissolution of a legislature.

The judicial branch of government in Canada is composed of an integrated set of courts created by federal and provincial law. At the federal level there are two principal courts, the Supreme Court of Canada which is the highest appeal court in Canada and the Federal Court of Canada which, among other things, deals with federal revenue laws and claims involving the Government. Judges of the two federally constituted courts and those of the provincial superior and county courts are appointed by the Governor General on the advice of the federal Cabinet and hold office during good behavior until age 70 or 75. Judges of the magistrates courts (commonly known as provincial courts) are appointed by the provincial government and usually hold office until age 65 or 70.

Constitutional Reform

In April 1982, Her Majesty the Queen proclaimed the Constitution Act, 1982, terminating British legislative jurisdiction over Canada’s Constitution. The Constitution Act, 1982 provides that Canada’s Constitution may be amended pursuant to an amending formula contained therein and contains the Canadian Charter of Rights and Freedoms, including the linguistic rights of Canada’s two major language groups.

The government of Québec did not sign the constitutional agreement which led to the repatriation of the Canadian Constitution and the proclamation of the Constitution Act, 1982. Although Québec is legally bound by the Constitution Act, 1982, the government of Québec set out five conditions for accepting the legal legitimacy of the Act. Discussions on those principles led on April 30, 1987 at Meech Lake to a unanimous agreement by First Ministers on principles respecting each of Québec’s conditions.

A constitutional resolution to give effect to the Meech Lake Accord was adopted by Parliament and eight provinces before the deadline for ratification on June 23, 1990. In the absence of ratification by Newfoundland and Manitoba, the amendment was not adopted. In the wake of this event, the most extensive series of public consultations on constitutional matters ever to occur in Canada began through the work of both provincial and federal commissions and committees, among other things. Recommendations produced by this process were then assessed by a series of multilateral negotiations involving the federal, provincial and territorial governments and four national Aboriginal organizations, held from April to July 1992. Agreement was reached on a wide range of constitutional issues through the multilateral process which led to a First Ministers’ Conference held in Charlottetown in August 1992.

The Charlottetown Accord was an extensive package of reforms agreed upon by the federal, provincial and territorial governments and the four Aboriginal organizations. On October 26, 1992, Canadians were asked in a referendum if they agreed that the Constitution of Canada should be renewed on the basis of the Charlottetown agreement. A majority of Canadians in a majority of the provinces, including a majority in Québec and a majority of Status Indians living on reserves, declined to provide such a mandate. Consequently, governments set aside the constitutional issue and announced their intention to concentrate on social and economic initiatives that do not require constitutional change.

Québec

In September 1994, the Parti Québécois was elected, and its platform called for Québec’s accession to independence. On October 30, 1995, the government of Québec held a consultative referendum under provincial law, seeking a mandate to secede from Canada and proclaim Québec’s independence, after having made a formal offer of a new economic and political partnership between Québec and the rest of Canada. The government’s proposal was rejected by a vote of 50.6% against and 49.4% in favour, with a participation rate of 93%. While all sides accepted the 1995 referendum results, the Parti Québécois has not abandoned the goal of achieving independence for Québec.

In September 1996, the Government of Canada referred a series of legal questions to the Supreme Court of Canada with a view to clarifying, at both domestic and international law, whether the government of Québec has the right to secede from Canada unilaterally. On August 20, 1998, the Supreme Court rendered judgment, ruling that the government of Québec cannot, under either the Constitution of Canada or international law, legally effect the unilateral secession of Québec from Canada. The Supreme Court also stated that, if a clear majority of Québecers were to clearly and unambiguously express their will to secede, the federal and provincial governments in Canada would then have a constitutional obligation to enter into negotiations to address the potential act of secession as well as its possible terms should, in fact, secession proceed.

On June 29, 2000, the Government of Canada enacted a law to give effect to the requirement for clarity set out in the opinion of the Supreme Court. That law requires the House of Commons to assess, prior to any future referendum on the secession of a province, whether the referendum question made clear that the province would cease to be part of Canada and become an independent country. The law further requires that, after the vote itself, the House of Commons also assess whether there appeared to be a clear majority in support of the question. Only if both these conditions were met would the Government of Canada be authorized to enter into negotiations which might lead to the constitutional amendments required to effect secession.

In the provincial election of October 1, 2018, the Coalition avenir Québec party was elected, replacing the Quebec Liberal Party which had been in power (majority) since April 2014, and formed a majority government having obtained 74 out of 125 seats in Quebec’s National Assembly (37.4% of the votes cast), as compared to 31 seats (24.8% of the votes cast) for the official opposition Quebec Liberal Party, ten seats (17.1% of the votes cast) for the Parti Québécois party and ten seats (16.1% of the votes cast) for the Québec solidaire party.

THE CANADIAN ECONOMY1

General

The key economic indicators for the Canadian economy and the Government of Canada consolidated statement of operations and accumulated deficit are presented in the following tables.

KEY ECONOMIC INDICATORS

	For the 2019 quarter ended (year-over-year)
	September	June	March	2018	2017	2016	2015	2014
Real GDP annual percentage change (1)	1.7	1.9	1.5	2.0	3.2	1.0	0.7	2.9
Nominal GDP annual percentage change (2)	3.1	3.8	2.6	3.9	5.7	1.8	-0.2	4.9
GDP Implicit Price Index (2)(3)	1.4	1.9	1.1	1.8	2.5	0.7	-0.8	1.9
Consumer Price Index (total items) (3)(4)	1.9	2.1	1.6	2.3	1.6	1.4	1.1	2.0
Industrial Product Price Index (3)	-1.3	0.1	1.2	3.9	3.1	-0.2	-0.8	2.5
Unemployment Rate (percent) (5)	5.6	5.5	5.8	5.8	6.3	7.0	6.9	6.9
Trade Balance (in millions of dollars)	-7,998	-5,583	-14,353	-43,564	-47,376	-47,776	-49,066	-18,064

Source: Statistics Canada.

(1)	At market prices, chained 2012 dollars, and seasonally adjusted.
(2)	Seasonally adjusted.
(3)	Annual percentage changes.
(4)	Year-over-year growth rates for CPI are not based on seasonally adjusted data.
(5)	Unemployment levels are calculated using the difference between labor force and employment for the quarters.

GOVERNMENT OF CANADA – CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

(in millions of dollars)

	For the years ended March 31,
	2019	2018	2017	2016	2015
Total Revenues	332,218	311,216	290,868	292,608	279,905
Total Program Expenses	322,916	308,288	288,593	273,632	256,248
Public Debt Charges	23,266	21,889	21,232	21,837	24,207
Total Expenses	346,182	330,177	309,825	295,469	280,455
Annual Deficit	-13,964	-18,961	-18,957	-2,861	-550
Accumulated Deficit at End of Year	-685,450	-671,254	-651,540	-634,440	-628,910

Source: Public Accounts of Canada 2019 (Volume 1, Table 1.1).

Note: see page 18 for additional details and information.

[1]

Quarterly and semi-annual figures or changes are based upon seasonally adjusted data, except where otherwise indicated. All percentage changes are compounded at annual rates. For percentage changes over more than one year, the method of computation includes growth over the entire period indicated. Unless otherwise specified, all growth rates on page 7 are calculated using real GDP at basic prices, constant 2012 dollars.

The chart below shows the distribution of real gross domestic product (“GDP”) at basic prices (2012 constant dollars) in 2018, which is indicative of the structure of the economy.

Source: Statistics Canada, Gross Domestic Product by Industry.

Note: Total may not add to 100% due to rounding and rebasing.

(1)

GDP is a measure of production originating within the geographic boundaries of Canada, regardless of whether factors of production are Canadian or non-resident owned, whereas gross national product (“GNP”) measures the value of Canada’s total production of goods and services – that is, the earnings of all Canadian owned factors of production. Quantitatively, GDP is obtained from GNP by adding investment income paid to non-residents and deducting investment income received from non-residents. GDP at basic prices represents the value added by each of the factors of production and is equivalent to GDP at market prices less net taxes on products. These differences can cause discrepancies in levels and growth rates of GDP at basic prices on pages 5 and 6 and GDP at market prices on pages 7 and 8.

**	The agriculture, forestry, fishing, and hunting; and mining and oil and gas extraction sectors both include support activities.

The volume of industry and sector output in the following discussion provides “constant dollar” measures of the contribution of each industry to GDP at basic prices. The share of service-producing industries in real GDP was 70.0% in 2018 while the remaining 30.0% was attributed to goods-producing industries.

The following table shows the composition of Canada’s real GDP at basic prices (2012 constant dollars) by sector in 2018 and over the 2014-2018 period.

REAL GROSS DOMESTIC PRODUCT AT BASIC PRICES BY INDUSTRY

	(For the years ended December 31,)
	2018	2017	2016	2015	2014	2009	2018	2014	2009
	(millions of 2012 dollars)						(percentage distribution(3))

Agriculture (1)	32,696	32,167	31,698	29,472	27,843	24,841	1.7	1.5	1.6
Forestry, fishing and hunting	5,078	5,099	5,179	5,520	5,553	4,356	0.3	0.3	0.3
Mining and oil and gas extraction	158,617	149,621	137,737	138,548	141,409	107,584	8.1	7.8	6.8
Manufacturing	201,832	196,503	188,847	189,177	187,893	167,055	10.4	10.4	10.6
Construction	142,842	141,275	135,332	141,540	144,292	112,031	7.3	8.0	7.1
Utilities	43,155	42,284	41,355	40,378	40,238	37,605	2.2	2.2	2.4
Transportation and warehousing	88,165	85,495	81,232	79,273	77,026	65,292	4.5	4.3	4.2
Wholesale and retail trade	201,562	199,375	189,088	185,806	188,886	158,459	10.3	10.5	10.1
Finance, insurance and real estate	371,979	365,241	355,491	345,895	333,824	288,915	19.1	18.5	18.4
Public administration	130,451	126,781	124,344	122,186	121,392	117,970	6.7	6.7	7.5
Health, social, educational, professional and other services	573,210	559,641	549,311	542,231	535,280	488,060	29.4	29.7	31.0

Total (2)	1,949,587	1,903,482	1,839,614	1,820,026	1,803,636	1,572,167	100.0	100.0	100.0

Source: Statistics Canada, Industry Accounts Division.

(1)	Agriculture includes support activities for agriculture, forestry, fishing and hunting.
(2)	May not add to total due to rounding.
(3)	May not add to total due to rebasing.

The share of service-producing industries in real GDP at basic prices decreased from 71.2% in 2009 to 70.0% in 2018, though this share was higher in 2009 partly due to the negative impact of the global financial crisis on goods-producing industries. The fastest growing industry in the services sector has been transportation and warehousing, which grew at an average annual growth rate of 3.4% between 2009 and 2018, compared to an average annual growth rate of 2.2% for total service sector real GDP at basic prices (2012 constant dollars). The goods-producing sector constituted 30.0% of real GDP at basic prices in 2018, up from 28.8% in 2009. The increase was most evident in mining and oil and gas extraction, with its share increasing from 6.8% in 2009 to 8.1% in 2018, as activity in this industry recovered following the financial crisis.

Real GDP at market prices grew by 2.9% in 2014, 0.7% in 2015, 1.0% in 2016, 3.2% in 2017 and 2.0% in 2018. The rebound since mid-2016 has been supported by stronger household consumption and investment. Canada’s real GDP registered year-over-year growth of 1.5%, 1.9% and 1.7% in the first three quarters of 2019, respectively.

Manufacturing was the largest goods-producing industry in Canada by GDP in 2018. Manufacturing output increased by 3.0% in 2014, 0.7% in 2015, then fell by 0.2% in 2016. In 2017 and 2018, manufacturing output rose by 4.1% and 2.7%, respectively. Growth in manufacturing output from 2014 to 2018 was the highest in electrical equipment, appliance and component manufacturing (a 27.1% increase), miscellaneous manufacturing (a 15.5% increase) and computer and electronic product manufacturing (a 15.2% increase) sectors. In 2019, the year-over-year growth in manufacturing output increased 1.3% in the first quarter and by 1.0% in the second quarter, followed by a loss of 0.4% in the third quarter.

Mining and oil and gas extraction was the second largest goods-producing industry by GDP in 2018. Output from mining and oil and gas extraction rose 7.9% in 2014, followed by declines of 2.0% and 0.6% in 2015 and 2016, respectively. In 2017, output from mining and oil and gas extraction rose 8.6%, followed by an increase of 6.0% in 2018. Over the 2014-2018 period, the sector’s real GDP increased by 12.2%, as oil and gas, which makes up almost 70% of the sector, increased by 21.3%. Mining and quarrying activities increased by 13.1%, while support activities for mining and oil and gas extraction decreased by 45.1% over the 2014-2018 period. On a year-over-year basis, output growth in the mining and oil and gas extraction sector decreased 2.2% in the first quarter of 2019, followed by an increase of 1.5% in the second quarter and a decrease of 4.6% in the third quarter.

The construction sector was the third largest goods-producing sector in Canada in 2018. Construction output increased by 2.5% in 2014, before falling 1.9% and 4.4% in 2015 and 2016, respectively. Construction output then gained 4.4% in 2017 and 1.1% in 2018. Construction growth from 2014 to 2018 was led by residential building construction and repair construction, which increased by 8.8% and 8.7%, respectively. Engineering and other construction activities declined 21.6% and non-residential building construction fell 7.5% over the same period. Overall construction output decreased on a year-over-year basis by 3.5% in the first quarter of 2019 and 2.5% in the second quarter, then rose 1.3% in the third quarter.

Although the share of agricultural output2 in total real GDP was only 1.7% in 2018, agriculture is a significant contributor to foreign exchange earnings. Wheat is Canada’s principal agricultural crop and one of its largest export products by value. The wheat crop was 29.4 million tonnes in 2014, 27.6 tonnes in 2015, 32.1 million tonnes in 2016, 30.4 million tonnes in 2017 and 32.2 million tonnes in 2018. Statistics Canada estimates wheat production will be 32.5 million tonnes in 2019.

[2]	Agriculture includes support activities for agriculture and forestry, fishing and hunting.

Gross Domestic Income and Expenditure3

Nominal GDP at market prices was about $2.2 trillion in 2018. Nominal GDP growth was 4.9% in 2014. After edging down 0.2% in 2015, nominal GDP returned to growth of 1.8% in 2016, 5.7% in 2017 and 3.9% in 2018. On a year-over-year basis, nominal GDP grew at 2.6%, 3.8% and 3.1% in each of the first three quarters of 2019, respectively.

GROSS DOMESTIC INCOME AND EXPENDITURE

	First 3 quarters (1)		For the years ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(millions of dollars)
Income
Compensation of employees	1,163,208	1,115,381	1,120,520	1,069,956	1,026,483	1,026,846	998,463
Gross operating surplus	600,404	593,939	590,510	573,257	526,024	505,167	557,244
Gross mixed income	275,347	263,820	265,147	256,757	244,403	235,365	227,166
Taxes less subsidies and residual error	253,685	248,849	247,679	241,137	228,625	223,063	212,025

Gross Domestic Income	2,292,644	2,221,989	2,223,856	2,141,107	2,025,535	1,990,441	1,994,898

Expenditure
Final consumption expenditure	1,810,017	1,746,672	1,754,326	1,684,563	1,610,954	1,566,215	1,517,376
Household final consumption	1,290,791	1,250,988	1,255,327	1,208,438	1,153,668	1,122,079	1,086,253
Government final consumption	484,524	462,656	465,792	444,149	426,335	415,561	404,297
Non-profit institution final consumption	34,703	33,028	33,207	31,976	30,951	28,575	26,826
Gross fixed capital formation	508,032	503,485	501,247	486,760	461,262	474,732	486,542
Business gross fixed capital formation	415,239	411,848	409,835	401,686	382,196	395,432	410,591
Residential structures	165,785	166,741	165,833	165,379	154,961	143,946	135,230
Non-residential structures and machinery and equipment	211,212	206,075	204,996	199,000	190,851	214,697	235,764
Intellectual property product	38,241	39,032	39,006	37,307	36,384	36,789	39,597
Government gross fixed capital formation	90,407	89,308	89,087	82,784	76,854	76,344	72,806
Non-profit institution gross fixed capital formation	2,387	2,329	2,325	2,290	2,212	2,956	3,145
Investment in inventories	11,437	12,096	11,904	17,088	-228	-577	9,603
Exports (goods and services)	732,957	716,056	713,351	672,533	638,095	633,955	633,112
Imports (goods and services)	770,205	756,009	756,913	719,909	685,868	683,019	651,176
Residual error and estimate	405	-311	-59	72	1,320	-865	-559

Gross Domestic Expenditure	2,292,644	2,221,989	2,223,856	2,141,107	2,025,535	1,990,441	1,994,898

Gross Domestic Expenditure in Chained 2012 Dollars	2,088,674	2,054,111	2,058,117	2,017,492	1,955,488	1,936,100	1,923,422

Source: Statistics Canada, National Income and Expenditure Accounts.

(1)	Seasonally adjusted, annual rates.

[3]	Year-over-year growth rates for nominal GDP at market prices are based on seasonally adjusted data.

Economic Developments and Main Risks to the Economy4

Real GDP grew by 2.9% in 2014, 0.7% in 2015, 1.0% in 2016, 3.2% in 2017 and 2.0% in 2018. The rebound since mid-2016 has been supported by stronger consumption and investment. Canada’s real GDP registered year-over-year growth of 1.5%, 1.9% and 1.7% in the first three quarters of 2019, respectively.

Real household spending rose 2.7% in 2014, 2.3% in 2015, 1.9% in 2016, 3.7% in 2017 and 2.2% in 2018. Year-over-year growth in household spending was 1.7%, 1.7% and 1.4% in the first three quarters of 2019, respectively.

Household savings as a percentage of personal disposable income was 3.9% in 2014, 4.5% in 2015, 2.0% in 2016, 2.1% in 2017 and 1.8% in 2018. The household saving rates were respectively 2.1%, 3.0% and 3.2% (annual rates) in the first three quarters of 2019.

Real non-residential structures, machinery and equipment investment grew by 4.7% in 2014, then fell by 11.3% and 12.3% in 2015 and 2016, respectively. Real non-residential structures, machinery and equipment investment then returned to growth of 3.9% in 2017 and 1.4% in 2018. On a year-over-year basis, non-residential structures, machinery and equipment investment decreased 1.2% and 2.9% in the first two quarters of 2019, before growing 3.4% in the third quarter. Real intellectual property products investment contracted edged up 0.8% in 2014 before decreasing 11.5% and 1.7% in 2015 and 2016 respectively. In 2017 and 2018, real intellectual property products investment rose 2.1% and 3.9%, respectively. On a year-over-year basis, intellectual property products investment decreased 6.6%, 4.3% and 2.7% in the first three quarters of 2019.

Housing starts were 189.3 thousand units in 2014, 195.5 thousand units in 2015, 197.9 thousand units in 2016, 219.8 thousand units in 2017 and 212.8 thousand units in 2018. Over the first three quarters of 2019, housing starts averaged an annual level of 211.8 thousand units.

Real government final consumption grew 0.6% in 2014, 1.4% in 2015, 1.8% in 2016, 2.3% in 2017 and 3.0% in 2018. The year-over-year growth in government spending on goods and services was 2.8%, 2.4% and 2.1% in the first three quarters of 2019, respectively.

In current dollar terms, the trade balance in goods and services (on a balance of payments basis) was a deficit of $18.1 billion in 2014 and increased to $49.1 billion in 2015. The deficit then decreased slightly over the next three years, to $47.8 billion in 2016, $47.4 billion in 2017, and $43.6 billion in 2018. In the first three quarters of 2019, the average trade deficit in goods and services was $37.2 billion at annual rates.

The key risks to the Canadian economic outlook are both global and domestic, and remain broadly balanced. Globally, stronger and more durable economic growth, particularly in advanced economies, could increase demand for Canadian goods and services. In contrast, a continued shift towards greater economic protectionism could exacerbate the slowdown in global economic activity by hampering global trade flows and investment, the effects of which could spill over into Canada. Domestically, household spending and business investment could be stronger than expected, especially in the context of tight labor market conditions. Conversely, high levels of household debt pose a key downside risk to the economy.

[4]

In this section all figures, except the savings rates and the trade balance, are reported in real terms and growth rates are calculated from GDP at market prices, chained 2012 dollars, seasonally adjusted at annual rates unless otherwise noted.

Prices and Costs

The GDP implicit price deflator increased 1.9% in 2014, declined by 0.8% in 2015, increased 0.7% in 2016, 2.5% in 2017 and 1.8% in 2018. The year-over-year change in the implicit price deflator was 1.1%, 1.9% and 1.4% in the first three quarters of 2019, respectively.

Since the introduction of inflation-targeting into monetary policy in 1991, annual increases in the consumer price index (“CPI”) have remained almost entirely within the 1% to 3% target range. Total CPI rose 2.0% in 2014, 1.1% in 2015, 1.4% in 2016, 1.6% in 2017 and 2.3% in 2018. On a year-over-year basis, total CPI increased 1.6%, 2.1% and 1.9% in the first three quarters of 2019, respectively5.

PRICE DEVELOPMENTS

	GDP Implicit Price Index (1)	Consumer Price Index						Industrial Product Price Index
For the years ended December 31,		Total	Food	Total excluding Food	Energy	Total excluding Food and Energy	Shelter
	(annual percentage changes)
2014	1.9	2.0	2.3	1.8	3.6	1.5	2.6	2.5
2015	-0.8	1.1	3.7	0.6	-9.6	1.8	1.3	-0.8
2016	0.7	1.4	1.5	1.4	-3.0	1.9	1.6	-0.2
2017	2.5	1.6	0.1	1.9	5.3	1.6	1.8	3.1
2018	1.8	2.3	1.8	2.3	6.7	1.9	1.8	3.9

2018Q4	0.4	2.0	2.4	1.9	0.9	2.0	2.4	3.3
2019Q1	1.1	1.6	3.2	1.3	-4.6	1.9	2.5	1.2
2019Q2	1.9	2.1	3.3	1.9	-1.2	2.3	2.6	0.1
2019Q3	1.4	1.9	3.7	1.6	-4.2	2.2	2.4	-1.3

Source: Statistics Canada.

(1)	This implicit price index is based on seasonally adjusted data.

[5]	Year-over-year growth rates for CPI are not based on seasonally adjusted data.

Labor Market

The following table shows labor market characteristics for the periods indicated.

LABOR MARKET CHARACTERISTICS(1) (2)

(thousands of persons)

	Canada			Atlantic Provinces			Quebec
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2014	19,125	17,802	6.9	1,238	1,114	10.0	4,400	4,060	7.7
2015	19,278	17,947	6.9	1,233	1,109	10.0	4,434	4,097	7.6
2016	19,441	18,080	7.0	1,224	1,102	10.0	4,448	4,133	7.1
2017	19,663	18,416	6.3	1,219	1,100	9.7	4,496	4,223	6.1
2018	19,813	18,658	5.8	1,223	1,111	9.2	4,510	4,262	5.5

2018Q4	19,905	18,776	5.7	1,218	1,114	8.6	4,518	4,274	5.4
2019Q1	20,069	18,909	5.8	1,233	1,130	8.3	4,545	4,305	5.3
2019Q2	20,165	19,047	5.5	1,232	1,129	8.4	4,557	4,332	4.9
2019Q3	20,243	19,102	5.6	1,234	1,124	8.9	4,584	4,364	4.8

	Ontario			Prairie Provinces			British Columbia
For the years ended December 31,	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate	Labor Force	Employ- ment	Unemploy- ment Rate
	(thousands)		(percent)	(thousands)		(percent)	(thousands)		(percent)
2014	7,419	6,878	7.3	3,642	3,472	4.7	2,425	2,278	6.1
2015	7,426	6,923	6.8	3,727	3,511	5.8	2,458	2,306	6.2
2016	7,490	7,000	6.5	3,746	3,466	7.5	2,532	2,380	6.0
2017	7,580	7,128	6.0	3,768	3,499	7.2	2,601	2,467	5.1
2018	7,673	7,242	5.6	3,791	3,548	6.4	2,617	2,494	4.7

2018Q4	7,709	7,284	5.5	3,817	3,575	6.3	2,644	2,529	4.3
2019Q1	7,814	7,364	5.8	3,805	3,561	6.4	2,673	2,549	4.6
2019Q2	7,863	7,429	5.5	3,821	3,585	6.2	2,692	2,572	4.5
2019Q3	7,911	7,473	5.5	3,826	3,580	6.4	2,688	2,562	4.7

Source: Statistics Canada, The Labour Force Survey.

(1)	Annual employment levels are based on not seasonally adjusted data, while quarterly employment levels are based on seasonnally adjusted data.
(2)	Unemployment levels are calculated using the difference between labor force and employment for the quarters.

Employment increased by 0.6% in 2014, 0.8% in 2015, 0.7% in 2016, 1.9% in 2017 and 1.3% in 2018. Over the first three quarters of 2019, employment has grown 2.3% on an annualized basis. Meanwhile, the labor force increased by 0.5% in 2014, 0.8% in 2015, 0.8% in 2016, 1.1% in 2017 and 0.8% in 2018. Over the first three quarters of 2019, the labor force has grown 2.3% on an annualized basis. The unemployment rate was 6.9% in 2014, 6.9% in 2015, and 7.0% in 2016, then declined to 6.3% in 2017 and 5.8% in 2018. Over the first three quarters of 2019, the unemployment rate has averaged 5.6%. All provinces have seen significant decreases in unemployment rates since 2016. However, regional differences do exist; the unemployment rate in the Atlantic Provinces (currently 8.9%) has been consistently higher than the national average since 2014. In addition, the unemployment rate in the Prairie Provinces was relatively low in 2013 and 2014, then rose considerably during the oil price shock in 2015 and 2016, and remains above the national average in 2019.

Employment in the service sector accounts for 79.2% of total employment, up from 78.9% in 2018. Within the service sector, the largest employment subsectors are health care and social assistance, and retail trade. Employment in the goods sector, which makes up 20.8% of Canadian employment, is led by the manufacturing and construction subsectors. The subsector that grew the most in terms of employment share from 2014 to 2019 was professional, scientific and technical services, while manufacturing contracted the most in terms of employment share.

SHARE OF TOTAL EMPLOYMENT BY SECTOR

(in percentages)

	For the years ended December 31,
	2019(1)	2018	2017	2016	2015
Total, all industries	100.0	100.0	100.0	100.0	100.0
Goods-producing sector	20.8	21.1	21.0	21.2	21.6
Agriculture	1.5	1.5	1.5	1.6	1.6
Forestry and logging with support activities	0.3	0.3	0.3	0.3	0.3
Fishing, hunting and trapping	0.1	0.1	0.1	0.1	0.1
Mining, quarrying, and oil and gas extraction	1.4	1.5	1.4	1.5	1.6
Utilities	0.7	0.8	0.7	0.8	0.8
Construction	7.6	7.7	7.7	7.7	7.6
Manufacturing	9.2	9.3	9.4	9.4	9.5
Services-producing sector	79.2	78.9	79.0	78.8	78.4
Wholesale trade	3.3	3.5	3.7	3.8	3.7
Retail trade	11.5	11.5	11.6	11.4	11.5
Transportation and warehousing	5.5	5.3	5.1	5.0	5.1
Finance, insurance, real estate and leasing	6.3	6.3	6.4	6.2	6.1
Professional, scientific and technical services	8.2	7.9	7.9	7.7	7.6
Business, building and other support services	4.1	4.2	4.1	4.2	4.2
Educational services	7.1	7.1	7.0	7.0	7.1
Health care and social assistance	13.0	12.9	12.9	12.9	12.8
Information, culture and recreation	4.1	4.2	4.3	4.3	4.2
Accommodation and food services	6.4	6.6	6.6	6.7	6.7
Other services	4.3	4.3	4.2	4.3	4.2
Public administration	5.3	5.2	5.2	5.1	5.1

Source:	Statistics Canada, The Labour Force Survey.
(1)	First three quarters

EXTERNAL TRADE

Canada has continued to work towards implementing its trade goals of freer and more open markets based on internationally agreed rules and practices at multilateral, regional and bilateral levels, and is now the only G7 country to have concluded trade agreements with all other G7 countries. At the multilateral level, Canada continues to be an active member of the World Trade Organization (“WTO”) and continues to fully participate in multilateral trade negotiations as well as ongoing discussions related to potential WTO reform initiatives. At the regional level, Canada is a member of the North American Free Trade Agreement (“NAFTA”) with both the United States and Mexico. Under NAFTA, as of January 1, 2003, virtually all tariffs for goods originating in Canada, the United States and Mexico (each a “Party,” and together, the “Parties”) have been eliminated. In August 2017, Canada, the U.S. and Mexico launched the renegotiation and modernization of NAFTA and, on November 30, 2018, the three Parties signed the new Canada-United States-Mexico Agreement (“CUSMA”). The CUSMA preserves the essential benefits of the NAFTA, including existing tariff commitments, and incorporates new and updated provisions that seek to address 21st century trade issues. Additionally, it preserves the use of binational panels to resolve disputes on countervailing and anti-dumping duty matters. However, under the CUSMA, the investor-state-dispute settlement (“ISDS”) mechanism (a mechanism that allows for a foreign investor from one party to file a claim against the host party when their investment has been affected in a manner that violates the protections under the agreement) will not apply between Canada and the U.S., and the current ISDS mechanism will be eliminated after a three-year transition period. Canada will continue to have an ISDS mechanism with Mexico via the Comprehensive and Progressive Agreement for Trans-Pacific Partnership (“CPTPP”). Separate side letters to the CUSMA, which took effect on November 30, 2018, limit the ability of the United States to impose tariffs on automobiles and auto parts from Canada and Mexico under Section 232 of the Trade Expansion Act of 1962. As of December 2019, Canada and the United States are currently undertaking the domestic process towards ratification and implementation of the CUSMA, while Mexico completed its ratification process in June 2019. Once it goes into effect, the Parties will review the Agreement every six years, to ensure it remains relevant, effective and beneficial for North America. After each review, the parties can agree to extend the agreement for further 16 years. To further ensure predictable North American trade, Canada and the United States reached an agreement on May 17, 2019, to eliminate all tariffs the United States imposed under Section 232 on Canadian imports of steel and aluminum, and all countermeasures Canada imposed in response to the Section 232 action taken by the United States.

The CPTPP is a free trade agreement among Canada and Australia, Brunei, Chile, Japan, Malaysia, Mexico, New Zealand, Peru, Singapore and Vietnam, which entered into force on December 30, 2018. Canada was among the first six countries to ratify the agreement, along with Australia, Japan, Mexico, New Zealand, and Singapore. On January 14, 2019, the CPTPP also became effective with respect to Vietnam. As a result, Canada now benefits from expanded preferential market access to CPTPP countries that have ratified the agreement.

At the bilateral level, Canada has implemented bilateral free trade agreements with the following countries: Chile, Columbia, Costa Rica, Honduras, Israel, Jordan, Korea, Panama, Peru, Ukraine, and the European Free Trade Association (Norway, Switzerland, Iceland and Liechtenstein). In addition, provisional application of the Comprehensive Economic and Trade Agreement (“CETA”) between Canada and the European Union, with its 28 Member States, began in September 2017. The CETA will enter definitively into force once all Member States of the EU ratify the text according to their respective domestic constitutional requirements. As of November 2019, 13 of the 28 Member States, including the United Kingdom, have ratified the agreement.

Canada is also committed to expanding and diversifying trade with large, fast-growing markets and regional groupings, such as the Pacific Alliance (Chile, Colombia, Mexico and Peru), the Mercosur trade bloc (Argentina, Brazil, Paraguay and Uruguay), and the 10 countries of the Association of Southeast Asian Nations (Brunei, Cambodia, Indonesia, Lao PDR, Malaysia, Myanmar, Philippines, Singapore, Thailand, Vietnam).

Merchandise and Service Trade

The following table sets forth the composition of Canadian trade for the periods indicated.

THE COMPOSITION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters (1)		For the years ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	( in millions of dollars)
Value of Exports
Farm, fishing & intermediate food products	29,714	29,568	39,673	38,924	38,111	38,476	35,843
Energy products	86,585	87,154	111,070	96,787	74,133	85,218	130,151
Metal ores & non-metallic minerals	16,285	13,903	19,256	16,082	14,257	16,785	16,643
Metal & non-metallic mineral products	47,400	48,963	64,613	61,654	55,536	56,057	56,112
Basic & industrial chemical, plastic & rubber products	25,648	26,277	35,008	32,780	31,132	32,702	33,865
Forestry products & building & packaging materials	32,286	35,764	47,209	43,804	42,148	39,919	36,879
Industrial machinery, equipment & parts	31,238	29,274	39,391	37,090	35,209	36,007	32,943
Electronic & electrical equipment & parts	22,694	21,853	29,404	28,401	28,210	27,586	24,790
Motor vehicles & parts	70,608	67,676	90,470	93,222	98,477	88,762	73,589
Aircraft & other transportation equipment & parts	20,757	19,078	25,759	22,854	23,710	25,359	22,444
Consumer goods	53,622	49,311	66,554	62,989	66,231	62,709	53,476
Other (2)	12,967	12,455	16,850	14,889	14,348	14,469	12,599

Total Exports (3)	449,805	441,274	585,256	549,476	521,500	524,046	529,334

Value of Imports
Farm, fishing & intermediate food products	16,021	14,998	20,297	19,447	19,257	18,447	16,882
Energy products	27,405	28,912	38,114	33,383	28,241	32,280	45,088
Metal ores & non-metallic minerals	10,771	10,600	14,375	12,380	9,951	9,279	10,302
Metal & non-metallic mineral products	29,737	31,425	41,467	40,891	41,580	43,727	43,279
Basic & industrial chemical, plastic & rubber products	33,803	35,786	47,323	43,091	39,664	40,274	40,687
Forestry products & building & packaging materials	20,282	20,008	26,877	25,462	24,528	24,746	22,836
Industrial machinery, equipment & parts	52,695	50,568	68,207	62,711	61,041	62,688	58,994
Electronic & electrical equipment & parts	53,962	53,252	71,300	67,621	64,506	64,792	60,383
Motor vehicles & parts	87,555	86,176	113,816	113,575	107,988	101,296	90,836
Aircraft & other transportation equipment & parts	20,420	17,983	23,788	20,897	19,230	21,839	17,468
Consumer goods	94,376	90,494	121,360	115,693	112,885	111,048	100,075
Other (2)	16,098	15,081	20,284	18,970	18,154	18,267	17,832

Total Imports (3)	463,125	455,282	607,205	574,120	547,024	548,682	524,661

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	Seasonally adjusted.
(2)	Other includes special transactions trade and other balance of payments adjustments
(3)	May not add due to rounding.

Canada is one of the world’s leading trading nations. Canada’s exports have always reflected the country’s high endowment in natural resources. While Canada’s exports have diversified over time, commodities still remain an important part of Canada’s exports. In 2018, energy products accounted for 19.0% of Canada’s merchandise exports, followed by both motor vehicles and parts at 15.5% and consumer goods at 11.4%. Together, these components represented 45.8% of total merchandise exports in 2018.

Canada and the United States are each other’s most important trading partners, reflecting the physical proximity of the two countries and their close economic and financial relationship. In 2018, trade with the United States accounted for 73.9% of the value of Canada’s merchandise exports and 64.4% of the value of Canada’s merchandise imports. According to the United States Census Bureau, trade with Canada accounted for 18.0% of the United States’ exports and 12.5% of its imports in 2018. These shares are little changed on a year-to-date basis up to and including September 2019.

The following table presents the geographical distribution of Canadian merchandise exports and merchandise imports for the periods indicated.

GEOGRAPHICAL DISTRIBUTION OF CANADIAN MERCHANDISE TRADE

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Exports(1)
United States	74.6	74.2	73.9	74.7	75.2	75.7	75.8
Japan	2.2	2.2	2.3	2.2	2.1	1.9	2.1
United Kingdom	3.2	2.9	2.9	3.4	3.4	3.2	3.0
European Union(2)	4.8	5.1	5.0	4.5	4.6	4.3	4.7
Other	15.3	15.7	15.9	15.1	14.6	14.9	14.5

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports(1)
United States	64.0	64.3	64.4	64.6	65.7	66.3	66.9
Japan	2.0	2.2	2.1	2.4	2.2	2.0	1.8
United Kingdom	1.3	1.4	1.4	1.4	1.4	1.6	1.6
European Union(2)	9.3	9.2	9.1	8.5	8.2	8.1	7.9
Other	23.5	23.0	23.1	23.1	22.5	22.1	21.9

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	May not add to total due to rounding.
(2)	Excludes the United Kingdom.

The following table presents volume and price indices of Canada’s merchandise trade for the periods indicated.

MERCHANDISE TRADE INDICES

(Balance of Payments Basis)

	First 3 quarters		For the years ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	( 2012 = 100 )
Indices of physical volume
Exports	119.2	117.2	117.5	114.0	113.2	112.7	109.0
Imports	114.6	113.9	113.5	109.9	105.1	105.3	105.0

Indices of prices
Exports	108.6	108.4	107.6	104.3	99.7	100.7	105.3
Imports	113.4	112.2	112.6	110.0	109.7	109.7	105.2
Terms of trade(1)	95.8	96.7	95.6	94.8	90.9	91.8	100.1

Source: Statistics Canada, Canadian International Merchandise Trade.

(1)	Index of price of exports divided by index of price of imports multiplied by 100.

Over the first three quarters of 2019, the service sector accounted for 18.2% of total exports and 19.8% of total imports (seasonally adjusted at annual rates). Service exports are mainly comprised of commercial services (57.9%), travel services (26.9%), transportation services (13.9%) and general government services (1.3%). On the import side, commercial services, travel services, transportation services and general government services accounted for 48.0%, 30.1%, 21.0% and 0.9% of total service imports, respectively. In 2018, the United States was Canada’s largest services trading partner, accounting for 54.9% and 54.4% of total service exports and imports, respectively.

The following tables present respectively the shares of total service exports and imports by sector and by country for the periods indicated.

SHARE OF TOTAL SERVICE EXPORTS AND IMPORTS BY SECTOR (1)

(in percentages)

	First 3 quarters		For the years ended December 31,
	2019	2018	2018	2017	2016	2015	2014
Exports
Travel services	26.9	26.7	26.7	26.5	25.9	23.9	23.2
Transportation services	13.9	14.2	14.1	14.2	14.1	14.3	14.8
Commercial services	57.9	57.9	57.9	57.9	58.7	60.3	60.5
General government services	1.3	1.3	1.3	1.4	1.4	1.4	1.5

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Imports
Travel services	30.1	29.8	29.8	30.9	31.3	32.3	33.0
Transportation services	21.0	21.3	21.3	19.9	19.5	19.7	19.9
Commercial services	48.0	48.1	48.1	48.3	48.3	47.1	46.3
General government services	0.9	0.9	0.9	0.9	0.9	0.9	0.9

	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada.

(1)	In current prices, seasonally adjusted at annual rates. May not add to total due to rounding.

SHARE OF TOTAL SERVICE EXPORTS AND IMPORTS BY COUNTRY (1)

(in percentages)

	2018	2017	2016	2015	2014
Exports
United States	54.9	55.0	55.1	54.9	54.1
Japan	1.3	1.5	1.5	1.8	1.6
Europe(2)	18.0	17.6	18.8	18.3	19.2
United Kingdom	0.9	0.9	0.9	0.9	1.0
Others	24.9	25.1	23.6	24.2	24.1

	100.0%	100.0%	100.0%	100.0%	100.0%

Imports
United States	54.4	54.7	54.8	54.9	55.8
Japan	1.7	1.6	1.8	1.7	1.7
Europe(2)	15.7	15.5	15.3	15.0	15.4
United Kingdom	5.0	5.7	5.4	5.5	4.8
Others	23.2	22.6	22.7	23.0	22.3

	100.0%	100.0%	100.0%	100.0%	100.0%

Source: Statistics Canada.

(1)	In current prices. May not add to total due to rounding.
(2)

Excludes United Kingdom. Includes Austria, Belgium, Denmark, France, Finland, Germany, Greece, Ireland, Italy, Luxembourg, Netherlands, Norway, Poland, Portugal, Russia, Spain, Sweden, Switzerland, Turkey, and Other Europe in and not in Organisation for Economic Co-operation and Development (OECD).

BALANCE OF PAYMENTS

The following table presents the balance of international payments for the periods indicated.

CANADIAN BALANCE OF INTERNATIONAL PAYMENTS

	First 3 quarters (1)		For the years ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	( in millions of dollars )
Current and Capital Account
Current account receipts
Goods and services	548,850	536,338	713,350	672,532	638,093	633,954	633,112
Goods	447,407	439,540	585,199	550,262	522,301	525,313	530,629
Services	111,043	96,459	128,151	122,270	115,792	108,641	102,483
Primary income	101,444	96,799	132,761	117,298	97,904	92,424	86,043
Secondary Income	10,850	10,135	13,768	11,972	13,248	10,928	10,682

Total receipts	670,744	642,932	859,879	801,802	749,245	737,306	729,837

Current account payments
Goods and services	581,063	569,788	756,913	719,909	685,868	683,020	651,176
Goods	464,397	456,750	607,329	574,405	547,349	549,065	525,052
Services	116,665	113,039	149,584	145,503	138,519	133,956	126,124
Primary income	114,668	104,289	141,360	125,744	110,561	108,733	110,817
Secondary income	13,855	12,893	17,104	16,342	15,370	15,122	14,122

Total payments	709,585	686,972	915,377	861,995	811,799	806,875	776,115

Current account balance
Goods and services	-32,211	-33,450	-43,563	-47,376	-47,776	-49,066	-18,064
Goods	-16,990	-17,210	-22,131	-24,143	-25,048	-23,751	5,577
Services	-15,221	-16,240	-21,433	-23,233	-22,728	-25,315	-23,641
Primary income	-3,624	-7,830	-8,599	-8,447	-12,656	-16,310	-24,774
Secondary income	-3,005	-2,758	-3,336	-4,371	-2,121	-4,193	-3,440

Total balance	-38,841	-44,039	-55,499	-60,194	-62,553	-69,569	-46,278

Capital account balance	-89	-76	-76	-76	-91	-106	398

Financial Account (2)
Net lending/net borrowing, from financial account	-32,528	-32,857	-45,849	-54,010	-60,130	-66,240	-47,643

Net acquisition of financial assets	133,627	77,465	147,955	226,729	195,661	211,100	149,082
Canadian direct investment abroad	71,384	55,565	68,639	104,747	89,558	106,456	72,437
Canadian portfolio investment	11,710	48,216	57,532	84,657	12,885	60,108	56,433
Foreign debt securities	23,385	45,789	50,376	16,028	-7,122	34,745	20,627
Foreign equity and investment fund shares	-11,673	2,426	7,156	68,629	20,006	25,363	35,806
Official international reserves	-1,184	-5,490	-2,004	1,053	7,481	10,933	5,887
Other Canadian investment	51,717	-20,826	23,788	36,272	85,737	33,602	14,326

Net incurrence of liabilities	166,156	110,322	193,804	280,739	255,791	277,340	196,725
Foreign direct investment in Canada	47,990	40,025	60,319	37,480	45,215	76,272	71,039
Foreign portfolio investment	38,557	63,484	53,497	183,808	150,160	106,351	92,692
Canadian debt securities	36,219	47,083	27,283	126,699	98,767	94,627	67,476
Canadian equity and investment fund shares	2,339	16,400	26,213	57,109	51,393	11,724	25,216
Other foreign investment	79,606	6,812	79,989	59,451	60,417	94,717	32,994

Discrepancy (net errors and omissions)	6,403	11,258	9,725	6,260	2,514	3,435	-1,763

Source: Statistics Canada, Canada’s Balance of International Payments.

(1)	Year-to-date (not annualized). Current and capital account data are seasonally adjusted. Financial account data are not seasonally adjusted.
(2)	For the Financial Account, transactions are recorded on a net basis. A plus sign denotes an increase in investment and a minus sign denotes a decrease in investment.

The current account deficit was $51.8 billion (seasonally adjusted, annualized level) in the first three quarters of 2019. Over the last five years, the three main components of the current account have evolved as follows:

(1)

Merchandise trade registered a surplus of $5.6 billion in 2014, before returning to deficits of $23.8 billion in 2015, $25.0 billion in 2016, $24.1 billion in 2017 and $22.1 billion in 2018. In the first three quarters of 2019, merchandise trade showed an average deficit of $22.7 billion (annualized level).

(2)	The service account deficit narrowed from $23.6 billion in 2014 to $21.4 billion in 2018. The services deficit averaged $20.3 billion (annualized level) in the first three quarters of 2019.

(3)	The deficit on primary income narrowed from $24.8 billion in 2014 to $8.6 billion in 2018. The primary income deficit averaged $4.8 billion (annualized level) in the first three quarters of 2019.

Canada registered a net financial account inflow (net borrowing) of $54.0 billion and $45.8 billion in 2017 and 2018, respectively. The net inflow was $43.4 billion in the first three quarters of 2019 (annualized level).

Non-resident net purchases of Canadian securities6 were $92.7 billion in 2014. The amount of Canadian securities purchased by non-residents since has decreased, reaching $53.5 billion in 2018. In the first three quarters of 2019, portfolio investment from abroad stood at $51.4 billion (annualized level). Foreign direct investment was $71.0 billion in 2014, $76.3 billion in 2015, $45.2 billion in 2016, $37.5 billion in 2017 and $60.3 billion in 2018.

Foreign direct investment in 2018 was led by manufacturing, trade and transportation, and other industries. In the first three quarters of 2019, foreign direct investment at annualized levels was $64.0 billion.

[6]	Canadian securities include Canadian bonds, money market instruments, equity and investment fund shares.

The table below provides a breakdown of foreign direct investment in Canada for the periods indicated.

FOREIGN DIRECT INVESTMENT IN CANADA

	First 3 quarters (1)		For the years ended December 31,
	2019	2018	2018	2017	2016	2015	2014
	(in millions of dollars)
All countries	46,761	37,325	56,315	34,424	47,796	56,057	65,186
United States	29,039	14,586	23,713	18,931	24,744	41,386	20,789
All other countries	17,721	22,739	32,602	15,493	23,052	14,672	44,397
All industries	46,761	37,325	56,315	34,424	47,796	56,057	65,186
Energy and mining (2)	15,851	5,999	6,351	-4,927	10,800	3,030	16,875
Manufacturing	14,140	15,912	18,349	12,896	4,356	3,482	12,359
Trade and transportation (3)	2,163	5,333	9,505	13,383	11,647	9,230	7,730
Finance and Insurance	4,467	2,588	4,820	4,498	9,183	219	3,323
Management of companies and enterprises	1,590	1,880	1,677	1,348	5,088	13,971	15,202
Other industries (4)	8,548	5,613	15,613	7,225	6,724	26,125	9,697

Source: Statistics Canada, Canada’s Balance of International Payments.

Totals may not add up due to rounding.

(1)	Year-to-date (not annualized).
(2)	This combines the North American Industry Classification System (NAICS) codes 21 and 22.
(3)	This combines the North American Industry Classification System (NAICS) codes 41, 44, 45, 48 and 49.
(4)	This combines the North American Industry Classification System (NAICS) codes 11, 23, 51, 53, 54, 56, 61, 62, 71, 72, 81 and 91.

FOREIGN EXCHANGE AND INTERNATIONAL RESERVES

Since May 31, 1970, the Canadian dollar has been allowed to float so that the rate of exchange is determined by conditions of supply and demand in the market. Since then, the Canadian dollar has floated between a low of 61.79 U.S. cents in January 2002 and a high of 110.30 U.S. cents in November 2007. The Canadian dollar closed 2018 at an average rate price of 73.30 U.S. cents. From the beginning of 2019 through to September 30, the Canadian dollar average rate price ranged between 73.53 and 76.70 U.S. cents. The Canadian dollar average rate price on September 30, 2019 was 75.51 U.S. cents.

EXCHANGE RATE FOR THE CANADIAN DOLLAR

	2019 through September 30				For the years ended December 31,
		2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008
	(in U.S. cents)
High	76.70	81.38	82.45	80.19	85.62	94.44	101.88	103.71	106.30	100.69	97.55	102.98
Low	73.53	73.30	72.76	68.21	71.41	85.68	93.14	95.76	93.83	92.18	76.53	76.88

Source: Bank of Canada.

Canada does not have foreign exchange controls. Foreign exchange operations conducted by the Bank of Canada on behalf of the Minister of Finance are directed toward the maintenance of orderly conditions in the foreign exchange market in Canada through the purchase or sale of United States dollars for Canadian dollars. The following table shows Canada’s official international reserves on the dates indicated.

CANADA’S OFFICIAL INTERNATIONAL RESERVES

	At September 30, 2019			At December 31,
		2018	2017	2016	2015	2014	2013	2012	2011	2010	2009	2008
	(in millions of U.S. dollars)
Total	85,238	83,926	86,625	82,718	79,753	74,700	71,937	68,546	65,819	57,151	54,357	43,872

Source: Department of Finance.

As of September 30, 2019, Canada’s official international reserves stood at U.S.$85,238 million equivalent. The total was composed of U.S.$49,662 million held in U.S. dollar denominated assets, U.S.$14,197 million equivalent in euro denominated assets, U.S.$7,269 million equivalent in pound sterling assets, U.S.$2,713 million equivalent in yen denominated assets, U.S.$8,277 million in Special Drawing Rights (“SDRs”) and U.S.$3,120 million in the form of the reserve position in the International Monetary Fund (“IMF”).

Beginning in 1978, transactions relating to foreign currency debt undertaken for reserve management purposes have had an important effect on the level of official reserves. The “Canada Bills” program was launched in October 1986. Under this program, U.S. dollar-denominated short-term notes are issued in the United States money market. There were U.S.$1,931 million of Canada Bills outstanding on September 30, 2019. The “Canada Notes” program was launched in June 2010. Canada Notes are interest-bearing marketable notes that mature not less than nine months from their date of issue. As of September 30, 2019, there were U.S.$1,000 million of Canada Notes outstanding. A Euro Medium-Term Notes (EMTN) program was launched in October 2011. EMTNs are interest bearing, foreign currency medium-term notes issued outside the United States and Canada and maturities can range from short-term to long-term. As of September 30, 2019, there were U.S.$250 million and Euro 150 million of EMTNs outstanding. As of September 30, 2019, U.S.$6,000 million and Euro 2,000 million in foreign currency denominated bonds remained outstanding comprised of three global bond issues (two U.S. dollar issues and one euro issue).

GOVERNMENT FINANCES

Introduction

The financial structure of the Government of Canada rests on a constitutional and statutory framework dating back to the British North America Act, 1867. That Act, which has been renamed the Constitution Act, 1867, gave constitutional foundation to the principles of financing that are basic to responsible government, while other necessary financial administrative machinery and procedures were established by subsequent legislation, most notably the Financial Administration Act. The proclamation in 1982 of the Constitution Act, 1982 terminated British legislative jurisdiction over Canada’s Constitution in accordance with an amending formula that permits amendment of the Constitution without resorting to the Parliament of the United Kingdom.

Within the confines of the Constitution, the authority of Parliament is supreme. Ultimate control of the public purse and the financial structure of the Government rests with Parliament. This is reflected in the fundamental principles that no tax shall be imposed and no money shall be spent without the authority of Parliament, and that expenditures shall be made only for the purposes authorized by Parliament.

Public money received by the Government is deposited in the Consolidated Revenue Fund of Canada. Withdrawals of public money out of the Consolidated Revenue Fund may not be made without the authority of Parliament.

The Government has two major sources of money: budgetary revenues and borrowing. The main sources of revenue are personal and corporate income taxes, employment insurance premiums and excise taxes and duties. These revenues are authorized by specific acts passed by Parliament. The Government’s revenues also include those of consolidated Crown corporations and other entities, net income/loss from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), foreign exchange revenues and other revenues (primarily revenues from the sales of goods and services). The other major source of money to finance Government operations is borrowing. Borrowing authority is established by acts of Parliament and borrowing limits are established by acts of Parliament and by Orders in Council. The Borrowing Authority Act, which recently entered into force by order of the Governor in Council on November 23, 2017, provides authorization for the borrowing of money on behalf of Her Majesty in right of Canada, by way of the issue and sale of securities. Such borrowings under the Borrowing Authority Act are not to exceed $1,168 billion; provided that such amount shall exclude any amounts borrowed for the purpose of refinancing existing debt and addressing contingent liabilities or in extraordinary circumstances, including in the event of a natural disaster or to promote the stability or maintain the efficiency of the financial system in Canada. The main sources of borrowing are marketable bonds and treasury bills.

Parliament authorizes the disbursement of moneys out of the Consolidated Revenue Fund by means of Appropriation Acts passed on an annual basis by Parliament and based on the Main Estimates submitted by the various departments. In addition to the Appropriation Acts, authority for payments may also be found in certain statutes which authorize certain payments out of the Consolidated Revenue Fund. Expenditures for public debt charges, social security payments and transfers to other levels of government are authorized in this way. Appropriations may also be made by the Governor in Council for urgent payments. Such appropriations may be made only when Parliament is not in session and must be laid before Parliament during the subsequent session.

Information on the Government’s planned revenues and expenditures is presented to Parliament primarily in two documents: the Budget and the Main Estimates, which are both presented in the House of Commons. The Budget, which may be delivered at any time during the fiscal year, provides the occasion on which the Minister of Finance generally brings under review the whole financial position of the Government, present and prospective, and announces the Government’s plans and proposals. The Main Estimates are tabled (i.e., introduced) once each year and outline the Parliamentary authority, either existing or required, for disbursements. Supplementary Estimates may also be tabled during the year to provide authority for spending as the need arises.

The considerations for overall resource availability and demands for new policies and programs are reconciled through the establishment of five year economic and fiscal projections reflecting Government priorities. The projections are released in an Economic and Fiscal Update in the fall for pre-budget consultation purposes. To incorporate objective economic assumptions, the fiscal projection is based on the average of private sector economic forecasts.

For financial reporting purposes, the Government of Canada includes all departments, agencies, corporations, organizations and funds which are controlled by the Government. For financial reporting purposes, control is defined as the power to govern the financial and operating policies of an organization with benefits from the organization’s activities being expected, or the risk of loss being assumed by the Government. All organizations that are defined as departments and as Crown corporations in the Financial Administration Act are included for financial reporting purposes. Other organizations not listed in the Financial Administration Act may also meet the definition of control and they are included in the Government’s reporting entity if their revenues, expenses, assets or liabilities are significant. The financial activities of all these entities are consolidated in the Government’s financial statements, except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting. Enterprise Crown corporations and other government business enterprises are defined as those entities which are not dependent on parliamentary appropriations and whose principal activity and source of revenue is the sale of goods and services to outside parties. The remaining Crown corporations, which rely on the Government for most of their financing, are classified as consolidated Crown corporations.

The primary source of information on all actual financial transactions of the Government is the Public Accounts of Canada, which is required by the Financial Administration Act to be tabled in Parliament each year. The other chief accountability reports are the statements of budgetary and non-budgetary financial transactions and of the Government’s cash position published monthly in The Fiscal Monitor and in the Annual Financial Report.

The financial statements of the Government of Canada are presented on an accrual basis of accounting, recording government revenues and expenses when they are earned or incurred, regardless of when the cash is received or paid. The Government’s main measure of financial performance is the budgetary balance, which provides the most comprehensive and up-to-date picture of the financial situation. The accumulated deficit, or federal debt, is equal to total liabilities less total assets – both financial and non-financial. Financial assets include cash and cash equivalents, accounts receivable, foreign exchange accounts, loans, investments and advances and public sector pension assets. Non-financial assets include tangible capital assets, such as land and buildings, inventories and prepaid expenses. The annual change in the accumulated deficit is equal to the budgetary balance plus other comprehensive income or loss. Net debt, which is a different measure of the Government’s financial position, represents total liabilities less financial assets.

Fiscal Policy

In 2018-19, the Government posted a budgetary deficit of $14.0 billion, compared to a budgetary deficit of $19.0 billion in 2017-18. Federal debt was 30.9% of GDP in fiscal 2018-19, down from 31.3% in the previous year and remaining well below its peak of 66.8% in fiscal 1995-96. Program expenses increased by $14.6 billion, or 4.7%, over the prior year. As a percentage of GDP, program expenses increased to 14.6% in fiscal 2018-19, up 0.2 percentage points from fiscal 2017-18. As a percentage of GDP, public debt charges were 1.0% in fiscal 2018-19.

The financial requirement/source measures the difference between cash coming in to the Government and cash going out. It differs from the budgetary balance in that it includes cash transactions in loans, investments and advances, pensions and other employee and veteran future benefits, other specified purpose accounts, foreign exchange activities, and changes in other financial assets, liabilities and non-financial assets. These activities are included as part of non-budgetary transactions. Adjustments for the effects of non-cash items included in the budgetary balance are also reflected in non-budgetary transactions.

There was a total financial requirement of $12.7 billion in 2018-19, compared to a financial requirement of $9.4 billion in 2017-18. The Government financed this financial requirement of $12.7 billion and increased its cash balances by $3.0 billion by increasing unmatured debt by $15.7 billion.

Unmatured debt as a percentage of GDP stood at 33.2% in fiscal 2018-19, down 23.2 percentage points from the peak of 56.4% in fiscal 1995-96.

Budgetary Revenue

The Government reports revenue on an accrual basis in the period in which the event that gave rise to the revenue took place. Income tax revenue is recognized when the taxpayer has earned the income subject to tax. Personal income taxes accounted for 49.3% of Government revenue in fiscal 2018-19 while corporate income taxes accounted for 15.2% of Government revenue.

There are currently five federal income tax brackets for individuals: 15%, 20.5%, 26%, 29% and 33%. For 2019, the taxable income thresholds at which the brackets apply, indexed annually to account for inflation, are as follows: 15% on taxable income up to $47,630, 20.5% on taxable income over $47,630 and up to $95,259, 26% on taxable income over $95,259 and up to $147,667, 29% on taxable income over $147,667 and up to $210,371 and 33% on taxable income above $210,371.

The general federal corporate income tax rate in 2019 is 15%. The small business deduction reduces the federal corporate income tax rate applied to the first $500,000 of qualifying active business income in a taxation year of a Canadian-controlled private corporation to 9%, effective January 1, 2019.

Capital gains are taxed at a preferred income tax rate under which only one-half of a realized gain is included in income, and then subject to tax at the applicable personal or corporate income tax rate.

The federal Goods and Services Tax (GST) is a broad-based value-added tax, which is applied to the sale of most goods and services at a rate of 5%. Basic groceries, prescription drugs, residential rents, sales of existing houses and educational and healthcare services are generally not subject to tax.

Federal excise taxes and duties are imposed on selected goods, including certain fuel, tobacco and alcohol products. Customs duties are imposed on a wide range of goods.

In addition, the Government obtains non-tax revenues in the form of revenues from consolidated Crown corporations and other entities, net income/loss from enterprise Crown corporations (such as the Bank of Canada, Export Development Canada and the Canada Mortgage and Housing Corporation), net foreign exchange revenues, employment insurance premium revenues and other revenues (primarily from the sale of goods and services).

Budgetary Expenses

Budgetary expenses encompass the cost of servicing the public debt, the operating expenses of Government departments and agencies, and transfer payments to other levels of government, organizations and individuals.

Transfer payments, which make up about two-thirds of the government’s total spending include a range of federal social spending programs designed to enhance the quality of life of Canadians, particularly those who have modest incomes or who are disadvantaged. Transfer payments include income support — most notably for the elderly and unemployed; transfers to the provinces for health, education and social assistance; and programs for aboriginal Canadians.

The following table sets forth budgetary revenues, budgetary expenses, the annual surplus/deficit and the accumulated deficit for the years shown.

GOVERNMENT OF CANADA – DETAILED CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

(in millions of dollars)

	Year ended March 31[1,2],3
	2019	2018	2017	2016	2015
Revenues
Tax revenues
Income tax revenues
Personal	163,881	153,619	143,680	144,897	135,743
Corporate	50,368	47,805	42,216	41,444	39,447
Non-resident	9,370	7,845	7,071	6,505	6,216
	223,619	209,269	192,967	192,846	181,406
Other taxes and duties
Goods and services tax	38,221	36,751	34,368	32,952	31,349
Energy taxes	5,802	5,739	5,634	5,565	5,528
Customs import duties	6,881	5,416	5,478	5,372	4,581
Other excise taxes and duties	6,323	5,913	5,868	5,916	5,724
	57,227	53,819	51,348	49,805	47,182

Total tax revenues	280,846	263,088	244,315	242,651	228,588

Employment insurance premiums	22,295	21,140	22,125	23,070	22,564
Other revenues
Enterprise Crown corporations and other government business enterprises	7,101	7,731	5,655	7,916	9,306
Other	20,309	17,784	16,640	16,649	18,092
Net foreign exchange	1,667	1,473	2,133	2,322	1,355

Total other revenues	29,077	26,988	24,428	26,887	28,753

Total revenues	332,218	311,216	290,868	292,608	279,905

Expenses
Program expenses
Transfer payments
Old age security benefits, guaranteed income supplement and spouse’s allowance	53,366	50,644	48,162	45,461	44,103
Major transfer payments to other levels of government
Canada health transfer	38,568	37,124	36,057	34,025	32,114
Canada social transfer	14,161	13,748	13,348	12,959	12,582
Fiscal arrangements	17,929	17,575	17,145	16,893	16,271
Other major transfers	5,267	2,072	2,102	1,973	2,142

	75,925	70,519	68,652	65,850	63,109

Employment insurance	18,888	19,715	20,711	19,419	18,052
Children’s benefits	23,882	23,432	22,065	18,025	14,303
Fuel charge proceeds returned	664	–	–	–	–
Other transfer payments	51,753	47,138	41,580	34,874	35,126

Total transfer payments	224,478	211,448	201,170	183,629	174,693
Other expenses	98,438	96,840	87,423	90,003	81,555

Total program expenses	322,916	308,288	288,593	273,632	256,248
Public debt charges	23,266	21,889	21,232	21,837	24,207

Total expenses	346,182	330,177	309,825	295,469	280,455

Annual surplus or deficit (–)	–13,964	–18,961	–18,957	–2,861	–550
Accumulated deficit at beginning of year – as previously reported	–671,254	–631,899	–615,986	–612,330	–611,881
Accounting change and restatement – Public sector pensions	–	–19,641	–18,454	–16,580	–14,119
Other comprehensive income or loss (–)	–232	–753	1,857	–2,669	–2,360

Accumulated deficit at end of year	–685,450	–671,254	–651,540	–634,440	–628,910

Source: Public Accounts of Canada 2019 (Volume 1, Table 1.1).

[1]

The figures up to 2018 have been restated to reflect the change in revenue recognition criteria for consolidated Crown corporations. Other than the 2018 restated figures, the restatements in the prior years have not been audited.

[2]	Certain other comparative figures have been reclassified to conform to the current year’s presentation.
[3]

The figures up to 2017 have been restated in the fiscal year 2018 to reflect the impact of the change in methodology for the determination of the discount rate for unfunded pension benefits. Other than the 2017 restated figures, the restatements in the prior years have not been audited.

Loans, Investments and Advances

The Government’s financial assets include loans and advances to, or investments in, its enterprise Crown corporations, other governments and other individuals and organizations. Loans, investments and advances by the Government resulted in a net financial requirement of $7.8 billion in fiscal 2018-19.

Pension and Other Future Benefits

Public Sector Pensions.  The Government is responsible for defined benefit pension plans covering substantially all of its employees (including the Public Service, Canadian Forces, Royal Canadian Mounted Police and certain Crown corporations) as well as federally appointed judges and Members of Parliament. Pension benefits are generally calculated by reference to the highest earnings for a specific period of time. They are related to years of service and are indexed to inflation. Until March 31, 2000, separate market invested funds were not set aside to provide for payment of these pension benefits. Beginning on April 1, 2000, new employer and employee contributions to the pension plans, less benefit payments and other charges, are transferred to the Public Sector Pension Investment Board. The Board’s goal is to achieve maximum rates of return on investments without undue risk, while respecting the requirements and financial obligations of each of the public sector pension plans. At March 31, 2019, the Government’s liability in respect of pensions net of public sector pension assets, totaled $166.4 billion. This net liability is mostly comprised of the accrued benefit obligation determined as of March 31, 2019, which amounted to $353.2 billion, less pension assets of $169.0 billion and unrecognized actuarial losses of $18.2 billion. In fiscal 2018-19, the net pension liability decreased by $2.4 billion.

Other Employee and Veteran Future Benefits.  The Government also sponsors a variety of other future benefit plans from which employees and former employees can benefit, during or after employment or upon retirement. The cost of these benefits can accrue either during the service life of employees or upon occurrence of an event giving rise to the liability under the terms of the plans. The Government is liable for future payments for disability and other benefits paid to war veterans, as well as Canadian Forces retired veterans and still-serving members, their beneficiaries and dependants. Other significant benefits for which the Government is liable include the health care and dental plans available to retired employees and their dependants, severance benefits, accumulated sick leave entitlements, and workers’ compensation benefits. All these plans are unfunded. The health care and dental plans are contributory plans.

Other Liabilities

Canada Pension Plan Liability. The Canada Pension Plan (the “Plan”) was established in 1965 and is a federal-provincial program for compulsory and contributory social insurance. It operates in all parts of Canada, except for Quebec which has a comparable program. The Plan is excluded from the Government’s reporting entity because changes to the Plan require the agreement of two thirds of participating provinces and it is therefore not controlled by the Government. The Government administers the Plan under joint control with the participating provinces. Until 1997, the Plan was financed on an essentially pay-as-you-go basis, which means that pensions and benefits were paid out of current contributions (with some interest earned by the Canada Pension Plan Investment Fund). In December 1997, the Government passed legislation to ensure that the Plan remains sustainable over the long term and to allow fuller funding. Changes included a more rapid increase in contribution rates, a new investment policy, as well as changes to calculations of, and eligibility criteria to, some benefits. Under the new investment policy which came into effect April 1, 1998, the Plan’s funds are prudently invested by an independent Canada Pension Plan Investment Board in a diversified portfolio that includes equities, under generally the same rules that apply to other private and public pension funds. Following federal and provincial approval to enhance the Plan, legislation was enacted in March of 2017 to increase the income replacement rate from one-quarter to one-third of pensionable earnings and increase the amount of maximum pensionable earnings by 14%.

Contributions are paid equally by employers and employees, and self-employed workers pay the full amount. To fund the enhanced benefits, annual Canada Pension Plan contributions will increase modestly over 7 years, starting in 2019, from 9.9% to 11.9% up to the current yearly maximum pensionable earnings limit and 8% on earnings between 100% and 114% of this limit.

As administrator, the Government’s authority to spend is limited to the Plan’s net assets of $397.0 billion at March 31, 2019 ($361.0 billion at March 31, 2018). Of these assets, $144.4 billion was transferred to the Canada Pension Plan Investment Board and $0.2 billion was a direct liability of the Government. The balance of $252.5 billion represents accumulated net income from Canada Pension Plan Investment Board’s operations and net receivables. The Government’s liability to the Canada Pension Plan Account represents the Plan’s deposit with the Receiver General of Canada.

Other Liabilities. The Government acts as an insurer and/or administrator of a number of annuities and deposit and trust accounts, as well as specified purpose accounts. The balance outstanding of these accounts amounted to $5.7 billion at March 31, 2019.

Non-Financial Assets

Non-financial assets include the net book value of the Government’s tangible capital assets. Tangible capital assets include land, buildings, works and infrastructure such as roads and bridges, machinery and equipment, ships, aircraft and other vehicles. Non-financial assets also include inventories and prepaid expenses. Non-financial assets increased to $86.7 billion in fiscal 2018-19, up $5.0 billion from fiscal 2017-18.

Other Transactions

This category includes taxes receivable, other accounts receivable, the provincial, territorial and Aboriginal tax collection agreements account, amounts payable to taxpayers and other liabilities. These transactions, due to their nature, are subject to wide fluctuations. They resulted in a financial source of $9.9 billion in fiscal 2018-19, compared to a financial source of $4.3 billion in fiscal 2017-18.

Foreign Exchange Accounts

Foreign exchange accounts include all transactions in international reserves held in the Exchange Fund Account (“EFA”) and balances with the International Monetary Fund. The objectives of the EFA are to provide general foreign currency liquidity for the Government and promote orderly conditions in the foreign exchange market. The EFA includes foreign currency investments, and assets related to Canada’s commitment to the International Monetary Fund. Transactions in foreign exchange accounts resulted in a financial requirement of $2.8 billion in 2018-19, compared to a financial source of $1.9 billion in 2017-18.

DETAILED CONSOLIDATED STATEMENT OF NON-BUDGETARY TRANSACTIONS, NON-FINANCIAL ASSETS AND

FOREIGN EXCHANGE TRANSACTIONS

(in millions of dollars)

	Year ended March 31[1],2
	2019	2018	2017	2016	2015
Loans, Investments and Advances
Enterprise Crown corporations and other government business enterprises
Loans and advances
Canada Mortgage and Housing Corporation	592	1,124	720	177	10,465
Business Development Bank of Canada	–1,765	–1,659	–1,869	–1,266	–1,356
Farm Credit Canada	–1,854	–2,324	–2,246	–747	–662
Canadian Development Investment Corporation	–4,790	–	–	–	–
Other	14	–13	–115	–7	–185
	–7,803	–2,872	–3,510	–1,843	8,262
Investments
Share of annual profit	–5,920	–6,959	–4,920	–7,316	–8,365
Other comprehensive loss or income (–)	232	753	–1,857	2,669	2,360
Dividends	6,427	8,058	2,320	4,002	2,341
Capital	–125	–65	–125	973	1,030
Transition adjustment and other	–	–	–	–	143
	614	1,787	–4,582	328	–2,491

Total	–7,189	–1,085	–8,092	–1,515	5,771
Less:
Loans expected to be repaid from future appropriations	204	264	218	221	353
Unamortized discounts and premiums	1	–1	1	5	–22

Total	–7,394	–1,348	–8,311	–1,741	5,440

Other loans, investments and advances
Portfolio investments	–	5	–	5	10
National governments, including developing countries	55	78	–49	22	–606
International organizations	–989	–888	–703	–972	–1,039
Provincial and territorial governments	–16	–98	126	693	765
Other loans, investments and advances	–1,242	760	32	–1,352	–1,751

Total	–2,192	–143	–594	–1,604	–2,621
Less: allowance for valuation	–2,045	874	–856	–1,069	–1,135

Total	–147	–1,017	262	–535	–1,486

Total loans, investments & advances	–7,541	–2,365	–8,049	–2,276	3,954

Pensions and Other Future Benefits
Public sector pensions	–2,414	–757	505	1,061	1,638
Other employee and veteran future benefits	9,069	11,225	7,887	9,541	4,181

Total pensions and other future benefits	6,655	10,468	8,392	10,602	5,819

Other Liabilities
Canada Pension Plan Account	131	–74	71	–177	72
Other liabilities	104	55	16	–223	16

Total other liabilities	235	–19	87	–400	88

Non-Financial Assets
Tangible capital assets	–5,107	–4,159	–3,838	–2,491	–1,405
Inventories	78	163	379	29	66
Prepaid expenses and other	–12	77	–86	96	–31

Total non-financial assets	–5,041	–3,919	–3,545	–2,366	–1,370

Other Transactions
Taxes receivable	–4,526	–12,521	–4,666	–7,349	–6,010
Other accounts receivable	2,535	–4,064	–177	–7,108	675
Provincial, Territorial and Aboriginal Tax Agreements Account	–351	5,034	–1,942	2,780	951
Amounts payable related to tax	3,324	6,799	1,380	–2,501	3,598
Other liabilities	8,936	9,016	3,386	3,208	5,309

Total other transactions	9,918	4,264	–2,019	–10,970	4,523

Foreign Exchange Accounts
International reserves held in the Exchange Fund Account	–1,770	1,238	–5,289	–9,418	–14,596
International Monetary Fund — Subscriptions	198	–755	278	–9,041	–246
International Monetary Fund — Loans	229	350	153	75	312
	–1,343	833	–4,858	–18,384	–14,530
Less: International Monetary Fund
Special drawing rights allocations	107	–409	150	–493	–231
Notes payable	1,300	–617	250	–9,370	–1,543
	1,407	–1,026	400	–9,863	–1,774

Total foreign exchange accounts	–2,750	1,859	–5,258	–8,521	–12,756

Source: Public Accounts of Canada 2019 (Volume 1, Tables 1.5, 1.6).

[1]

The figures up to 2018 have been restated to reflect the change in revenue recognition criteria for consolidated Crown corporations. Other than the 2018 restated figures, the restatements in the prior years have not been audited.

[2]

The figures up to 2017 have been restated in the fiscal year 2018 to reflect the impact of the change in methodology for the determination of the discount rate for unfunded pension benefits. Other than the 2017 restated figures, the restatements in the prior years have not been audited.

Unmatured Market Debt

The Government’s unmatured market debt represents financial obligations resulting from the sale of marketable bonds, treasury bills, Canada Savings Bonds, Canada Premium Bonds, Canada Bills, Canada Notes, Euro-Medium Term Notes and global foreign currency marketable bonds.

Borrowing is one of the two major sources of money available to the Government to finance its operations. The changes in unmatured market debt payable in Canadian currency have been broadly consistent with changes in financial requirements. The changes in unmatured market debt payable in foreign currency have been associated with developments in foreign exchange markets and related requirements to supplement foreign exchange reserves through foreign borrowing.

UNMATURED MARKET DEBT

(Principal Amount Outstanding)

	At Sept. 30, 2019	At March 31,
		2019	2018	2017	2016	2015
	(in millions)
Canadian Currency:
Marketable bonds	$583,730	$569,169	$575,796	$535,861	$504,121	$487,413
Treasury bills	134,200	134,300	110,700	136,700	138,100	135,700
Canada Savings Bonds	705	749	1,628	3,266	3,612	3,910
Canada Premium Bonds	440	487	957	1,267	1,464	1,750

Total Canadian currency	719,074	704,706	689,082	677,094	647,297	628,773

Foreign Currency:(1)
Canada Bills	2,557	2,699	2,591	3,521	4,747	3,789
Canada Notes	1,324	1,737	1,675	1,729	1,558	1,203
Euro Medium-Term Notes	548	559	882	878	871	521
Other marketable bonds(2)	10,834	11,020	10,926	11,508	15,362	14,823

Total foreign currency	15,263	16,015	16,074	17,636	22,539	20,336

Total Unmatured Market Debt	$734,337	$720,721	$705,156	$694,731	$669,835	$649,109

Source: Bank of Canada, Department of Finance.

Note: Amounts may not add due to rounding.

(1)	Foreign currency debt is converted to Canadian dollars using the following closing exchange rate levels:

	At Sept. 30, 2019	At March 31,
		2019	2018	2017	2016	2015
United States Dollar	1.3244	1.3362	1.2884	1.3299	1.2987	1.2666
Euro	1.4437	1.4989	1.5853	1.4189	1.4777	1.3615

(2)	Excludes Canada Notes and Euro Medium-Term Notes. Other global foreign currency marketable bonds are comprised of the following amounts (before conversion to Canadian dollars):

	At Sept. 30, 2019	At March 31,
		2019	2018	2017	2016	2015
	(in millions)
United States Dollars	6,000	6,004	6,020	6,520	9,553	9,553
Euro	2,000	2,000	2,000	2,000	2,000	2,000

Total Canadian currency unmatured market debt was $719,074 million on September 30, 2019, an increase of $14,368 million from March 31, 2019. The increase resulted from an increase in outstanding marketable bonds.

Marketable bonds are interest-bearing obligations generally available to all investors. In the period April 1, 2019 to September 30, 2019, the Government issued an aggregate of $60,400 million of marketable bonds in Canadian currency and redeemed $47,469 million (including $14,033 million in repurchased and cancelled bonds), for a net increase of $12,931 million. This was further increased by $1,630 million for the inflation compensation on Real Return Bonds, which resulted in an overall net increase of $14,560 million in marketable bonds.

Treasury bills are obligations issued at a discount with maturities generally of three months, six months and one year. In the period April 1, 2019 to September 30, 2019, the amount of treasury bills outstanding decreased by $100 million.

In Budget 2017, released on March 22, 2017, the Government announced its decision to discontinue the sales of new Canada Savings Bonds and Canada Premium Bonds. All outstanding bonds will continue to be honoured. In the period April 1, 2019 to September 30, 2019, the amount of unmatured Canada Savings Bonds outstanding decreased by $44 million and the amount of unmatured Canada Premium Bonds outstanding decreased by $47 million.

Total foreign currency unmatured market debt was $15,263 million on September 30, 2019, a decrease of $752 million from March 31, 2019. Canada Bills are short-term U.S. dollar-denominated unsecured obligations issued in the U.S. money market with a term to maturity of not more than 270 days. Canada Notes are usually U.S. dollar-denominated interest-bearing marketable notes that mature not less than nine months from their date of issue. Euro Medium Term Notes are medium-term notes issued outside the United States and Canada. Notes issued under this program can be denominated in a range of currencies and structured to meet investor demand. The other marketable bonds are comprised of three global bond issues denominated in U.S. dollars and euros.

In 1996, Canada implemented the EFA foreign currency swap program. Under these foreign exchange swaps, Canadian dollar liabilities are swapped into liabilities in foreign currencies, allowing Canada to raise foreign exchange reserves cost effectively. As of September 30, 2019, $49,939 million of Canadian dollars have been swapped for USD 42,635 million, $14,773 million of Canadian dollars have been swapped for EUR 10,189 million, $10,123 million of Canadian dollars have been swapped for GBP 5,448 million and $3,366 million Canadian dollars have been swapped for JPY 286,000 million. As of September 30, 2019, $133 million Canadian dollars have been swapped for USD 102 million through foreign exchange swaps which mature in less than one year.

The average rates of interest paid on the unmatured debt outstanding by instrument are set out below.

AVERAGE RATES OF INTEREST (%)

	At March 31
	2019	2018	2017	2016	2015
Marketable bonds(1)	2.28	2.18	2.25	2.47	2.70
Treasury bills	1.79	1.16	0.54	0.50	0.81
Retail debt	0.71	0.63	0.66	0.67	0.71
Canada bills	2.44	1.61	0.77	0.43	0.08
Medium-term notes	2.23	1.70	1.06	0.67	0.35
Total market debt	2.18	2.01	1.89	2.03	2.27

Source: Public Accounts of Canada 2019 (Volume 1, Table 6.8).

(1)	Includes foreign currency marketable bonds.

The following table shows the scheduled repayments in respect of principal and interest on the marketable bonds and notes outstanding at September 30, 2019.

SCHEDULE OF MARKETABLE BOND AND NOTE REPAYMENTS

(in millions)

	Total Principal and Interest(1)
For years ended December 31,	Canadian Currency Debt(2)	Foreign Currency Debt(3)
2019	17,905	181
2020	102,102	4,644
2021	116,948	468
2022	65,935	8,078
2023	51,571	—
2024-2028	138,600	—
2029-2033	63,809	—
2034-2038	32,235	—
2039-2043	30,493	—
2044-2048	52,038	—
2049-2053	15,218	—
2054-2058	653	—
2059-2063	653	—
2064-2068	4,881	—

Source: Bank of Canada.

(1)	Does not include Canada Bills and excludes the effect of interest rate swaps and cross currency swaps.
(2)	Only includes domestic marketable bonds, excluding inflation compensation component on Real Return Bonds.
(3)	Converted at USD 1.00 = CAD 1.3244, EUR 1.00 = CAD 1.4437; the closing rates on September 30, 2019.

Crown Corporations

Except for enterprise Crown corporations and other government business enterprises, which are reported under the modified equity basis of accounting, all Government organizations are consolidated in the Government’s financial statements.

The payment of all money borrowed by agent enterprise Crown corporations is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings constitute unconditional obligations of the Government and are recorded as such in the accounts of Canada, net of borrowings expected to be repaid directly by these corporations. Borrowings expected to be repaid by agent enterprise Crown corporations amounted to $294,734 million as at March 31, 2019. Since fiscal 2007-08, the Government has met all of the borrowing needs of the Business Development Bank of Canada, Canada Mortgage and Housing Corporation and Farm Credit Canada through direct lending. The following table summarizes the unaudited financial information of consolidated Crown corporations, other entities and enterprise Crown corporations as at March 31, 2019.

FINANCIAL INFORMATION REGARDING CROWN CORPORATIONS AND OTHER ENTITIES

(in millions)

	Consolidated Crown corporations	Other entities	Enterprise Crown corporations	Total
Assets
Total assets	$13,162	$859	$548,957	$562,978

Liabilities
Liabilities to other than Government
Borrowings	360	0	295,013	295,373
Other	10,663	172	117,786	128,621

	11,023	172	412,799	423,994

Net assets	$2,138	$687	$136,158	$138,984

Financial interest of the Government
Obligations to the Government	$291	$13	$90,497	$90,802
Net equity of the Government	1,847	674	45,661	48,182

Total financial interest	$2,138	$687	$136,158	$138,984

Contingent liabilities	$(1)	$(1)	$3,877	$3,877

Source: Public Accounts of Canada 2019 (Volume 1, Tables 4.1, 4.4, 9.3, 9.7).

(1)

Contingent liabilities of consolidated Crown corporations and other entities are included in the Government’s financial statements as follows: claims and pending and threatened litigation - provision accrued: $36.0 million; disclosure only: $22.5 million.

Note: Amounts may not add due to rounding.

Contingent Liabilities (with respect to Guarantees provided by the Government)

The contingent liabilities of the Government with respect to guarantees provided by the Government as at March 31, 2019 are summarized as follows.

CONTINGENT LIABILITIES (WITH RESPECT TO NET EXPOSURE UNDER GUARANTEES)

(in millions)

Guarantees provided by the Government
Guaranteed borrowings of enterprise Crown corporations and other government business enterprises	$294,734
Loan guarantees	14,837
Insurance programs managed by the Government	241,765
Other explicit guarantees	—

Total gross guarantees	551,336
Less: allowance for guarantees	277

Net exposure under guarantees	$551,059

Source: Public Accounts of Canada 2019 (Volume 1, Table 11.6).

Note: Amounts may not add due to rounding.

Insurance Programs

Certain agent enterprise Crown corporations operate insurance programs. In the event that such corporations have insufficient funds to meet their obligations, the Government would provide the required financing through appropriations, either budgetary or non-budgetary.

The following table summarizes the unaudited information regarding such insurance programs as at March 31, 2019.

AGENT ENTERPRISE CROWN CORPORATIONS INSURANCE PROGRAMS

(in millions)

	Insurance in force	Net claims(1)	5-year average of net claims paid	Closing balance of Fund
Canada Deposit Insurance Corporation	807,398	—	—	2,985

Canada Mortgage and Housing Corporation:

Mortgage Insurance Fund	442,000	248	334	12,042
Mortgage-Backed Securities Guarantee Fund	494,000	—	—	2,437

Export Development Canada:
Export insurance contracts entered into on its own behalf	24,069	336	153	—

Farm Credit Canada	5,318	5	7	21

Source: Public Accounts of Canada 2019 (Volume 1, Table 11.8).

(1)	Refers to the difference between claims and amounts received from sales of related assets and other recoveries.

DEBT RECORD

Canada has always paid the full face amount of the principal and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee, promptly when due. During war, where such payment would have violated laws or regulations forbidding trading with the enemy, payment was made to a custodian of enemy property.

MONETARY AND BANKING SYSTEM

Bank of Canada

The Bank of Canada (the “Bank”) was incorporated in 1934 under the Bank of Canada Act (in this section referred to as the “Act”) as Canada’s central bank. All of the capital stock of the Bank is owned by the Government. The Act gives the Bank the responsibility for the conduct of monetary policy and confers specific powers for discharging that responsibility.

The Bank has the sole right to issue notes for circulation in Canada. The Bank acts as the fiscal agent of the Government of Canada and, in this role, the Bank participates in the management of the public debt. Specifically, the Bank is responsible for handling the Government’s new market debt borrowings, administering its outstanding market debt and making payments for interest and market debt redemption on its behalf.

The Bank may buy or sell various types of securities, including securities issued or guaranteed by Canada or any province, securities issued or guaranteed by the Government of the United States of America or Japan or the government of a country in the European Union. For purposes of conducting monetary policy or promoting the stability of the Canadian financial system, the Bank may buy or sell from or to any person securities and any other financial instruments other than instruments that evidence an ownership interest or right in or to an entity, that comply with the policy established by the Governor and published in the Canada Gazette. The Bank may buy and sell foreign currencies, SDRs issued by the IMF, coin and gold and silver bullion. The Bank may open accounts with other central banks, at the Bank for International Settlements (“BIS”) and at commercial banks. The Bank may accept deposits from the Government or any of its corporations or agencies, any province, any chartered bank or any member of Payments Canada as well as financial market infrastructure. The Bank pays interest to the Government on deposits held at the Bank and may pay interest to member institutions of Payments Canada on deposits accepted for certain specified purposes. It may also accept deposits from other central banks and official international financial organizations and may pay interest on such deposits. The Bank does not accept deposits from individuals nor does it compete with the chartered banks in the commercial banking field. The Bank is not required to maintain gold or foreign exchange reserves against its liabilities.

The Bank may, on the pledge of certain classes of securities or property, make loans or advances for periods not exceeding six months to chartered banks, and to any other members of Payments Canada. The Bank Rate is the minimum rate at which the Bank is prepared to make loans or advances. Although the Bank has the power to make loans or advances under certain conditions and for limited periods to the Government or any province, such loans are extremely rare and no such loans have been made in over 35 years.

The framework for the implementation of monetary policy by the Bank was changed considerably on two occasions during the 1990s, first as a result of the phased elimination of reserve requirements between June 1992 and July 1994, and second, with the introduction of a real-time large-value settlement system (the “Large Value Transfer System” or “LVTS”) in February 1999.

The central mechanisms through which the Bank currently implements monetary policy are the LVTS and a 50-basis-point operating band for the overnight interest rate adopted by the Bank in mid 1994. Currently, the Bank targets the level of excess settlement balances in the LVTS at a minimum of $250 million. Any participant in the LVTS with a deficit funds position should therefore be aware that there will be one or more participants with offsetting surplus positions that are potential counterparties for transactions at market rates. The Bank encourages these transactions by paying an interest rate on positive balances held overnight by LVTS participants at the lower limit of its operating band and charging an interest rate on overdraft loans to LVTS participants at the upper limit of the band (which is also the Bank Rate). Thus the overnight rate should stay within the operating band since participants are aware that they can earn at least the lower limit of the band on positive balances and need not pay more than the upper limit to cover shortfalls. Moreover, the Bank is prepared to enter into overnight buyback transactions to reinforce its target rate through a competitive single rate auction with midpoint being the minimum rate if lending funds or maximum rate if borrowing funds. Through its influence on the interest rate for overnight funds, the Bank is able to influence other short-term interest rates, the exchange rate, aggregate demand and, ultimately, inflation.

The Bank controls the level of LVTS settlement balances available to the financial system by adjusting the level of Government deposits held at financial institutions through twice-daily auctions of Government cash balances.

The Act provides for regular consultation between the Governor of the Bank and the Minister of Finance as well as for a formal procedure whereby, in the event of a disagreement between the Government and the Bank which cannot be resolved, the Government may issue a directive to the Bank as to the monetary policy that it is to follow. The directive must be in writing, in specific terms, applicable for a specified period and published forthwith. This provision in the Act makes it clear that the Government must take the ultimate responsibility for monetary policy, but the Bank is in no way relieved of its responsibility for monetary policy and its execution so long as a directive is not in effect. No directive has ever been issued.

The Payment Clearing and Settlement Act gives the Bank formal responsibility for the regulatory oversight of major clearing and settlement systems. Specifically, the Bank will review all eligible systems and identify their potential to cause systemic or payment system risk. Systems with this potential are subject to designation under the Payment Clearing and Settlement Act. Designated systems will have to satisfy the Bank that they have appropriate risk-control mechanisms in place. The Bank may carry out examinations and, in situations where it is judged that systemic or payment risk is being inadequately controlled, the Governor of the Bank may issue directives to a designated system.

The Payment Clearing and Settlement Act also gives the Bank new powers to provide certain services. In particular, the Bank can provide a guarantee of settlement to the participants of designated systems. Furthermore, the Payment Clearing and Settlement Act establishes the Bank’s role as the resolution authority for Canadian designated systems. This new role came into force in 2019. The resolution regime’s main objectives are to promote financial stability, maintain the availability of critical financial services and minimize the potential exposure of public funds to a loss. To achieve this, the Bank is developing plans on how to respond to the unlikely failure of a designated system in Canada. The Bank also now has the power to provide the operator of a failing system with temporary liquidity on an uncollateralized basis, and also the power to take temporary control of the system.

Other Government Financial Institutions

Export Development Canada (“EDC”) was established on October 1, 1969 for the purpose of facilitating and developing trade between Canada and other countries. EDC is the successor to the Export Credits Insurance Corporation which commenced operations in 1944. Activities were originally limited to insuring Canadian exporters against non-payment of credits extended to foreign buyers. To further enhance Canada’s growing export trade, EDC has introduced an export loans program, a foreign investment guarantees program and a surety risk protection insurance program. The Federal Business Development Bank was established in 1975 as the successor to the Industrial Development Bank which was established in 1944 as a subsidiary of the Bank of Canada. In 1995, the Federal Business Development Bank was continued as the Business Development Bank of Canada (“BDC”). The purpose of the BDC is to provide financial and management services to Canadian businesses, with a focus on small and medium-sized enterprises in Canada. The Canada Deposit Insurance Corporation, established in 1967, insures deposits payable in Canada and in Canadian currency at banks and other financial institutions up to $100,000 per depositor. Farm Credit Canada, established in 1959, provides financial and management services to farms and agrifood businesses. The Canada Mortgage and Housing Corporation (formerly the Central Mortgage and Housing Corporation, or “CMHC”) was incorporated in 1945 to insure mortgage loans made by approved lenders and to make direct mortgage loans. Since then, CMHC’s role in the housing market has expanded beyond mortgage loan insurance to include the provision of mortgage-backed securities and related guarantees, housing policy and advice, and housing research.

Chartered Banks

Canada’s banks are all federally incorporated and are regulated under the Bank Act. The Bank Act sets out the rules for the structure and operation of these institutions. The Office of the Superintendent of Financial Institutions (“OSFI”) is the federal agency responsible for supervising banks.

Under the Bank Act, foreign banks are permitted to incorporate Canadian banks by letters patent. In June 1999, legislation was passed to allow foreign banks to establish branches in Canada. Foreign banks can operate full-service branches or lending branches. As at November 13, 2019, the banking system consisted of 37 domestic banks, 18 foreign bank subsidiaries, 28 full-service foreign bank branches and four foreign bank lending branches. Foreign branches are permitted to raise wholesale deposits (not insured by the Canada Deposit Insurance Corporation). Moreover, foreign branches are not subject to the capital requirements of domestic banks; however, they are required to maintain a minimum capital equivalent deposit amount with a domestic federal financial institution.

Financial Sector Initiatives

The Government of Canada is responsible for ensuring the federal financial sector regulatory framework operates efficiently and effectively for consumers and businesses while maintaining the safety of institutions and soundness of the sector. The five-year sunset clause in the financial institutions statutes, which include the Bank Act, the Insurance Companies Act and the Trust and Loan Companies Act, encourages regular review of the federal financial sector framework to ensure that it continues to meet changing needs of its users. In the most recent review, through 2016 and 2017, the Department of Finance consulted stakeholders regarding initiatives to improve the stability, efficiency and utility of the framework in the context of current trends and emerging risks. Stakeholders indicated that the financial sector legislative framework is functioning well, but called for targeted updates to adapt to innovations and sectoral developments.

In 2018, priority amendments were adopted to implement targeted proposals from the review. These included: providing greater flexibility for financial institutions to undertake and leverage broader fintech activities that enable the delivery of financial services in new and innovative ways; permitting life and health insurance companies to make long-term and predictable investments in infrastructure; providing prudentially regulated deposit-taking institutions, such as credit unions, flexibility to use generic bank terms, subject to disclosure; and renewing the sunset date in the federal financial institutions statutes. A second phase of measures introduced a number of targeted and technical amendments to enhance the stability, efficiency, and utility of the financial sector. A third phase of measures was adopted in 2019 and introduced amendments to provide members of federal credit unions with more options for voting prior to and at annual general meetings.

The Government of Canada continues to work with the governments of British Columbia, Ontario, Saskatchewan, New Brunswick, Nova Scotia, Prince Edward Island, and Yukon to develop the Cooperative Capital Markets Regulatory System that will better protect investors, foster efficiency and innovation, and enhance capacity to identify and manage systemic risk in capital markets, in a manner that fully respects provincial and territorial jurisdiction.

The Government has acted repeatedly since 2008 to protect the financial security of borrowers and increase discipline in mortgage funding markets. Successive rounds of macroprudential policy tightening were implemented to ensure that government-backed programs support safer forms of lending. Notably, in October 2016, the Government required lenders to test a borrower’s ability to make their mortgage payments at a higher interest rate for all insured mortgages. The Government has also prohibited the use of insured mortgages in securitization vehicles not sponsored by the Canada Mortgage and Housing Corporation, and restricted the use of optional portfolio insurance to government-sponsored securitization. In January 2018, OSFI implemented changes to its underwriting guidelines, affecting all mortgages underwritten by Federally Regulated Financial Institutions (“FRFIs”), which include a mortgage rate stress test for uninsured mortgage borrowers. OSFI has also adjusted its capital framework for mortgage insurers, increasing requirements and ensuring they are more sensitive to local risks. Evidence to date suggests improvements in the quality of new mortgage loans, including higher average credit scores and lower average loan-to-value at mortgage origination.

Monetary Policy and Interest Rate Developments

The ultimate objective of Canadian monetary policy is to promote good overall economic performance, namely by keeping inflation low, stable and predictable.

In February 1991, the Government and the Bank of Canada (the “Bank”) jointly announced a series of targets for reducing total CPI inflation to the mid-point of a range of 1% to 3% by the end of 1995. This inflation-control target range has been extended a number of times. In October 2016, the Government and the Bank renewed Canada’s inflation-control framework for a further five-year period. Monetary policy will continue to aim at keeping inflation at the 2% target mid-point, both to maximize the likelihood that inflation stays within the target range and to increase the predictability of inflation over the longer term.

The policy instrument the Bank uses to influence monetary conditions is the overnight rate target, which is the mid-point of the Bank’s operating band for overnight financing. The Bank constantly reassesses the level of the overnight rate target necessary to achieve the inflation-control targets.

Since November 2000, the Bank has moved to eight fixed announcement dates for the overnight rate target to make monetary policy more effective. Fixed dates have reduced the uncertainty in financial markets associated with not knowing exactly when changes in the overnight rate target may be announced, and contributed to the improved functioning of financial markets. Fixed dates have provided a regular opportunity to emphasize the medium-term perspective of monetary policy and increased the Bank’s transparency, accountability and dialogue with the public.

Between January 2008 and April 2009, the ongoing turmoil in financial markets and the resulting deterioration in real economic activity both domestically and abroad led the Bank of Canada to lower its overnight rate target by a total of 400 basis points to 0.25 percent. The Bank of Canada committed, conditional on the inflation outlook, to maintain this rate until the end of the second quarter of 2010. In addition, the Bank undertook a series of operations to reinforce its overnight target rate and to support market liquidity. The Bank’s initiatives came in the context of unprecedented coordinated actions across major central banks to support market liquidity and stabilize global financial markets. The Bank left the overnight rate target unchanged at 0.25 percent for the remainder of 2009 as well as the beginning of 2010.

In 2017, as the global economy strengthened and domestic growth was broadening across industries and regions, the Bank started to normalize the interest rates by raising the overnight target rate by 25 basis points on both July 12 and September 6. Over 2018, the Bank raised its target for the overnight rate three times (January 17, July 11 and October 24) with the overnight rate target reaching 1.75% at the end of 2018. Amid increasing trade policy uncertainty, the overnight rate has since remained at that level.

Based on the press release of October 30, 2019, the Bank expects growth to remain close to potential over the next two years, with real GDP expanding at 1.5% in 2019, 1.7% in 2020, and 1.8% in 2021. The resilience of Canada’s economy will be increasingly tested as trade conflicts and uncertainty persist. In considering the appropriate path for monetary policy, the Bank will be monitoring the extent to which the global slowdown spreads beyond manufacturing and investment and will pay close attention to the sources of resilience in the Canadian economy – notably consumer spending and housing activity – as well as to fiscal policy developments.

In the press release dated December 4, 2019, the Bank stated that inflation will increase temporarily in the coming months due to year-over-year movements in gasoline prices. Overall, the Bank expects inflation to track close to the 2 percent target over the projection horizon, consistent with an economy that has been operating close to its capacity.

Selected Interest Rates

Membership in International Economic Organizations

As of September 30, 2019, Canada’s paid-up quota in the IMF is SDR 11,023.9 million. On September 30, 2019, one SDR equaled $1.805.

Canada also participates in the New Arrangements to Borrow (the “NAB”) which provides special financial resources to the IMF. Canada’s NAB commitment amounts to SDR 3,873.7 million. As of September 30, 2019, SDR 394.6 million had been drawn from Canada’s NAB and SDR 253.6 million remained outstanding. The NAB is subject to periodic renewal by the IMF’s Executive Board, and was last renewed for five years from November 2017.

Alongside a number of G7, G20 and other partner countries, Canada also participates in the global undertaking to extend the IMF’s access to bilateral resources under the 2016 bilateral borrowing agreements between the IMF and participating countries. As part of this international effort, Canada has extended an SDR 8.2 billion time-bound precautionary credit line to the IMF, the terms of which will end on December 31, 2020.

Canada is also a member of the Organization for Economic Cooperation and Development, a party to the World Trade Organization and a shareholder (through the Bank) of the BIS. Canada’s participation in other international development institutions is summarized in the table below.

PARTICIPATION IN OTHER INTERNATIONAL DEVELOPMENT INSTITUTIONS

	At September 30, 2019
	Subscription
	Total	Paid-in(1)
	(in millions of U.S. dollars)
International Bank for Reconstruction and Development	$8,499.3	$619.5
International Finance Corporation	81.3	81.3
Multilateral Investment Guarantee Agency	56.5	10.7
Asian Development Bank	7,907.6	395.5
Inter-American Development Bank	7,024.3	241.7
Caribbean Development Bank	156.9	34.4
African Development Bank	3,424.0	250.0
European Bank for Reconstruction and Development	1,112.6	232.0
Asian Infrastructure Investment Bank	995.4	199.1

Source: Department of Finance. Data derived from the annual statements/reports of the above-mentioned institutions. Where applicable, subscription amounts were converted to U.S. dollar amounts using closing exchange rates as of September 30, 2019.

(1)	Balance of subscription payable only in the unlikely event that there is a call on the institution’s capital.

CLAIMS AND OTHER

Contingent liabilities arise in the normal course of operations and their ultimate disposition is unknown. Contingent liabilities are potential liabilities, which may become actual liabilities when one or more future events not wholly within the Government’s control occur or fail to occur. The following table presents the different components of the Government’s provision for contingent liabilities as at March 31, 2019.

2019 (in millions)
Claims
Pending and threatened litigation and other claims	11,192
Specific claims	9,099
Comprehensive land claims	5,879
Provision for guarantees provided by the Government	277

Total provision recorded	26,447

Source: Public Accounts of Canada 2019 (Volume 1, Section 2).

Claims

The Government’s estimated provision for claims is determined using relevant historical experience, facts and circumstances. In situations where the estimate of loss is based on a range of amounts, the amount accrued within the range is the Government’s best estimate of the potential loss, which may be at an amount lesser than the maximum of the range. Significant exposure to a liability could exist in excess of what has been accrued. As of March 31, 2019, claims for which the outcome was not determinable and for which an amount had not been accrued were estimated at approximately $8,528 million ($10,053 million in 2018).

Pending and threatened litigation and other claims: There are thousands of pending and threatened litigation cases as well as claims outstanding against the Government. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions is significant, their outcomes are not known in all cases. As a result, provisions are recorded based on the Government’s best estimate of the potential loss.

Specific claims: Specific claims deal with the past grievances of First Nations related to Canada’s obligations under historic treaties or the way it managed First Nations’ funds or other assets. The past grievances may be proceeding via the legal system or via the specific claims program. The Government of Canada will pursue a settlement agreement with the First Nation when a claim demonstrates an outstanding lawful obligation. As of March 31, 2019, there were 567 (545 in 2018) specific claims under negotiation, accepted for negotiation or under review. A liability is estimated and recorded for claims that have progressed to a point where quantification is possible. This estimate also includes projections based on historical rates and costs of settlement for similar claims and includes an estimate for claims which have been filed but not yet assessed.

Comprehensive land claims: Comprehensive land claims arise in areas of the country where Aboriginal rights and title have not been resolved by treaty or by other legal means. As of March 31, 2019, there were 74 (73 in 2018) comprehensive land claims under negotiation, accepted for negotiation or under review. A liability is estimated and recorded for claims that have progressed to a point where quantification is possible. This estimate also includes projections based on historical rates and costs of settlement for similar claims.

Other

Assessed taxes under appeal: Contingent liabilities include previously assessed federal taxes where amounts are being appealed to the Tax Court of Canada, the Federal Court of Canada, or the Supreme Court of Canada. As of March 31, 2019, $4,467 million ($5,404 million in 2018) was being appealed to the courts. The Government has recorded, in the amounts payable related to tax or in reduction of the amounts receivable from taxpayers, as applicable, the estimated amount of appeals that are considered likely to be lost and that can be reasonably estimated.

TABLES AND SUPPLEMENTARY INFORMATION

The tables and supplementary information under the headings Unmatured Market Debt, Other Obligations (with Respect to Money Borrowed) and Supplementary Information have been provided by the Department of Finance and the Bank of Canada.

Unmatured Market Debt

All debt obligations listed below are direct obligations of the Government of Canada and constitute a charge on the Consolidated Revenue Fund of Canada.

(A)	PAYABLE IN CANADA IN CANADIAN DOLLARS

MARKETABLE BONDS(1)

Maturity date	Coupon%	Issue date(s)	Series	Outstanding at September 30, 2019
2019 — Nov. 1	1.25	2017: Aug. 11, Sep. 1, Sep. 25, Oct. 13	H318	13,173,055,000
2020 — Feb. 1	1.25	2017: Nov. 6, Nov. 24, Dec. 18; 2018: Jan. 12	H565	7,744,436,000
2020 — Mar. 1	1.50	2014: Oct. 14, Dec. 1; 2015: Feb. 23; 2016: Oct. 25, Nov. 21; 2017: Jan. 30, Mar. 10	D929	18,019,713,000
2020 — May 1	1.75	2018: Feb. 9, Mar. 2, Mar. 29, Apr. 23	H805	7,996,383,000
2020 — Jun. 1	3.50	2009: Sep. 8, Oct.14, Nov.10; 2010: Feb. 8, May 3	YZ11	10,642,426,000
2020 — Aug. 1	1.75	2018: May 11, Jun. 8, Jul. 3, Jul. 20	J215	10,931,191,000
2020 — Sep. 1	0.75	2015: Apr. 13, May 11, Jul. 27, Oct. 5; 2017: May 9, Jun. 20, Jul. 18, Sep. 11	E596	24,007,000,000
2020 — Nov. 1	2.00	2018: Aug. 10, Sep. 4, Sep. 21, Oct.12	J470	10,889,000,000
2021 — Feb. 1	2.25	2018: Nov. 9, Nov. 23, Dec. 14; 2019: Jan. 14	J629	11,856,364,000
2021 — Mar. 1	0.75	2015: Oct. 19, Nov. 9; 2016: Jan. 18, Feb. 22; 2017: Oct. 20, Nov. 17; 2018: Jan. 26, Mar. 16	F254	25,083,636,000
2021 — Mar. 15	10.50	1990: Dec. 15; 1991: Jan. 9, Feb. 1	A39	567,361,000
2021 — May 1	1.75	2019: Feb. 11, Mar. 1, Mar. 25, Apr. 12	J884	12,000,000,000
2021 — Jun. 1	3.25	2010: Jul. 19, Oct. 12; 2011: Feb. 7, May 9	ZJ69	11,500,000,000
2021 — Jun. 1	9.75	1991: May 9, Jun. 1, Jul. 1, Aug. 1, Sep. 1, Oct. 17	A43	286,188,000
2021 — Aug. 1	1.50	2019: May 6, Jun. 7, Jun. 28, Jul. 19	K296	12,000,000,000
2021 — Sep. 1	0.75	2016: Apr. 11, May 16, Jul. 11, Aug. 22; 2018: Apr. 13, Oct. 1	F585	19,200,000,000
2021 — Nov. 1	1.25	2019: Aug. 9, Aug. 30, Sep. 23	K452	9,000,000,000
2021 — Dec. 1	4.25	1991: Dec. 10; 1992: Oct. 14; 1993: May 1, Dec. 1; 1994: Feb. 22, Jun. 21, Sep. 15, Dec. 15; 1995: Feb. 2, May 8, Aug. 4	L25	8,532,488,250
2022 — Mar. 1	0.50	2016: Oct. 11, Nov. 15; 2017: Jan. 24, Feb. 21; 2018: Dec. 24; 2019: Mar. 29	G328	19,000,000,000
2022 — Jun. 1	2.75	2011: Aug. 2, Oct. 11; 2012: Feb. 6, May 7, Jun. 11	ZU15	12,700,000,000
2022 — Jun. 1	9.25	1991: Dec. 16; 1992: Jan. 3, May 15	A49	206,022,000
2022 — Sep. 1	1.00	2017: Apr. 10, May 30, Jul. 10, Aug. 28; 2019: May 17, Jun. 14, Aug. 6, Sep. 27	G732	25,200,000,000
2023 — Mar. 1	1.75	2017: Oct. 6, Nov. 10; 2018: Jan. 22, Feb. 16	H490	15,000,000,000
2023 — Jun. 1	1.50	2012: Jul. 30, Oct. 22; 2013: Feb. 4, Apr. 2, May 6	A610	14,200,000,000
2023 — Jun. 1	8.00	1992: Aug. 17; 1993: Feb. 1, Apr. 1, Jul. 26, Oct. 15; 1994: Feb. 1, May 2	A55	2,358,552,000
2023 — Sep. 1	2.00	2018: Apr. 6, May 22, Jul. 9, Aug. 24	H987	12,000,000,000
2024 — Mar. 1	2.25	2018: Oct. 5, Nov. 16; 2019: Jan. 18, Feb. 15	J546	12,000,000,000
2024 — Jun. 1	2.50	2013: Jul. 2, Aug. 19, Oct. 7; 2014: Feb. 10, Apr. 28	B451	13,800,000,000
2024 — Sep. 1	1.50	2019: Apr. 5, May 10, Jul. 5, Aug. 23	J967	16,200,000,000
2025 — Jun. 1	2.25	2014: Jun. 30, Jul. 28, Oct. 20; 2015: Jan. 27, Apr. 21	D507	13,100,000,000
2025 — Jun. 1	9.00	1994: Aug. 2, Nov. 1; 1995: Feb. 1, May 1, Aug. 1, Nov. 1; 1996: Feb. 1	A76	2,303,156,000
2026 — Jun. 1	1.50	2015: Jul. 21, Oct. 27; 2016: Jan. 26, Apr. 25, Jun. 27	E679	13,500,000,000
2026 — Dec. 1	4.25	1995: Dec. 7; 1996: Mar. 6, Jun. 6, Sep. 6, Dec. 6; 1997: Mar. 12, Jun. 9, Sep. 8, Dec. 8; 1998: Mar. 9, Jun. 8, Sep. 8, Dec. 7	VS05	8,188,110,000
2027 — Jun. 1	1.00	2016: Oct. 31; 2017: Mar. 7, May 1, Jun. 26	F825	15,000,000,000
2027 — Jun. 1	8.00	1996: May 1, Aug. 1, Nov. 1; 1997: Feb. 3, May 1, Aug. 1, Nov. 3	VW17	4,035,975,000
2028 — Jun. 1	2.00	2017: Aug. 1, Oct. 30; 2018: Feb. 23, Apr. 27, Jun. 22	H235	13,500,000,000
2029 — Jun. 1	2.25	2018: Jul. 27, Oct. 19; 2019: Jan. 25, Apr. 22	J397	12,300,000,000
2029 — Jun. 1	5.75	1998: Feb. 2, May 1, Nov. 2; 1999: May 3, Oct. 15; 2000: Apr. 24, Oct. 16; 2001: Apr. 23	WL43	10,883,378,000
2030 — Jun. 1	1.25	2019: Jul. 26	K379	3,000,000,000
2031 — Dec. 1	4.00	1999: Mar. 8, Jun. 8, Sep. 7, Dec. 6; 2000: Mar. 6, Jun. 5, Sep. 5, Dec. 11; 2001: Mar. 5, Jun. 11, Sep. 24, Dec. 10; 2002: Mar. 18, Jun. 10, Sep. 16, Dec. 9; 2003: Mar. 17	WV25	8,693,852,000
2033 — Jun. 1	5.75	2001: Oct. 15; 2002: Jan. 21, Mar. 4, May 6, Jul. 15, Nov. 25; 2003: Jan. 20, Mar. 3, Apr. 14, Jul. 14, Aug. 25, Nov. 10; 2004: Jan. 19, Mar. 1	XG49	12,273,905,000
2036 — Dec. 1	3.00	2003: Jun. 9, Sep. 15, Dec. 8; 2004: Mar. 8, Jun. 7, Sep. 7, Dec. 6; 2005: Mar. 7, Jun. 6, Sep. 6, Dec. 5; 2006: Mar. 06, Jun. 5, Oct. 2, Dec. 4; 2007: Mar. 5	XQ21	7,780,383,000
2037 — Jun. 1	5.00	2004: Jul. 19, Sep. 14, Nov. 8; 2005: Jan. 17, Apr. 11, Jul. 11, Oct. 18; 2006: Jan. 16, May 1, Jul. 24, Oct. 31; 2007: Jan. 15, Jun. 11, Jul. 23, Oct. 9; 2008: Jan. 21; 2009: Jan. 12	XW98	12,500,774,000
2041 — Jun. 1	4.00	2008: Jun. 9, Sep. 15, Dec. 15; 2009: Mar. 23, May 19, Jul. 14, Aug. 5, Oct. 20; 2010: Feb. 22, Mar. 22, May 25, Sep. 7, Nov. 22; 2011: Mar. 21	YQ12	14,483,928,000
2041 — Dec. 1	2.00	2007: Jun. 4, Sep. 4, Dec. 10; 2008: Mar. 3, Jun. 2, Sep. 2, Dec. 8; 2009: Mar. 9, Jun. 2, Aug. 31, Dec. 7; 2010: Mar. 1	YK42	8,066,980,000
2044 — Dec. 1	1.50	2010: May 31, Aug. 30, Dec. 6; 2011: Feb. 28, Jun. 6, Sep. 6, Dec. 5; 2012: Feb. 27, Jun. 4, Sep. 17, Dec. 10, 2013: Feb. 25, Jun. 10, Sep. 16	ZH04	9,123,884,000
2045 — Dec. 1	3.50	2011: Jun. 13, Aug. 29, Nov. 21; 2012: Mar. 26, May 28, Jul. 24, Sep. 24, Dec. 3; 2013: Feb. 5, Mar. 18, May 27, Aug. 6, Nov. 18; 2014: Feb. 18, Mar. 11	ZS68	16,400,000,000
2047 — Dec. 1	1.25	2013: Dec. 2; 2014: Mar. 3, Jun. 16, Aug. 25, Dec. 15; 2015: Mar. 16, Jun. 8, Sep. 8, Dec. 8; 2016: Mar. 7, Jun. 6, Sep. 19, Dec. 13; 2017: Feb. 13	B949	8,554,777,000
2048 — Dec. 1	2.75	2014: Jun. 2, Sep. 3, Nov. 17; 2015: Feb. 9, May 25, Aug. 24, Nov. 30; 2016: May 24, Oct. 3, Nov. 28; 2017: Jan. 31, May 23, Aug. 21, Oct. 2	D358	14,900,000,000
2050 — Dec. 1	0.50	2017: Jun. 5, Sep. 15, Dec. 1; 2018: Mar. 5, Jun. 18, Sep. 14, Nov. 30; 2019: Feb. 22, May 24, Sep. 13	G997	5,796,670,000
2051 — Dec. 1	2.00	2017: Dec. 22; 2018: Jan. 29, May 25, Aug. 17, Sep. 24, Nov. 2; 2019: Jan. 21, Apr. 29, Aug. 16, Sep. 30	H722	8,500,000,000
2064 — Dec. 1	2.75	2014: May 1, Jul. 15, Nov. 25; 2017: Sep. 1, Nov. 20	C939	4,750,000,000

Total Unmatured Marketable Bonds Payable in Canadian Dollars:				583,729,587,250

Unmatured Market Debt (Continued)

TREASURY BILLS

Maturity date(s)	Yield %	Issue dates	Outstanding at September 30, 2019
Various maturity dates from Oct. 2, 2019 to Sept. 17, 2020	1.543 to 2.171	Various issue dates from Oct. 18, 2018 to Sept. 25, 2019	$134,200,000,000

CANADA SAVINGS BONDS(3)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2019
2019 — Nov. 1(4)	0.40 – 4.85	1999 — Nov. 1	S060	$ 28,232,174
2019 — Dec. 1(4)	0.40 – 4.85	1999 — Dec. 1	S061	2,316,966
2020 — Jan. 1(4)	0.40 – 4.85	2000 — Jan. 1	S062	1,129,043
2020 — Feb. 1(4)	0.40 – 4.60	2000 — Feb. 1	S063	633,947
2020 — Mar. 1(4)	0.40 – 4.75	2000 — Mar. 1	S064	1,022,368
2020 — Apr. 1(4)	0.40 – 4.75	2000 — Apr. 1	S065	1,015,344
2019 — Nov. 1	0.40 – 0.65	2009 — Nov. 1	S120	67,252,021
2019 — Dec. 1	0.40 – 0.65	2009 — Dec. 1	S121	4,637,650
2020 — Jan. 1	0.40 – 0.65	2010 — Jan. 1	S122	1,029,977
2020 — Feb. 1	0.40 – 0.65	2010 — Feb. 1	S123	1,045,007
2020 — Mar. 1	0.40 – 0.65	2010 — Mar. 1	S124	1,285,165
2020 — Apr. 1	0.40 – 0.65	2010 — Apr. 1	S125	1,105,900
2020 — Nov. 1	0.50 – 0.65	2010 — Nov. 1	S126	98,940,026
2020 — Dec. 1	0.50 – 0.65	2010 — Dec. 1	S127	8,637,392
2021 — Nov. 1	0.50	2011 — Nov. 1	S128	116,688,614
2021 — Dec. 1	0.50	2011 — Dec. 1	S129	6,844,807
2019 — Nov. 1	0.50	2016 — Nov. 1	S134	318,619,814
2021 — Nov. 1	0.50	2017 — Nov. 1	S500	16,818,292
2021 — Nov. 1	0.50	2018 — Nov. 1	S501	27,937,081

Total				$705,191,588

CANADA PREMIUM BONDS(5)

Maturity date	Annual Coupons %	Issue date	Series	Outstanding at September 30, 2019
2019 — Nov. 1(4)	0.70 – 6.00	1999 — Nov. 1	P009	$ 28,430,810
2019 — Dec. 1(4)	0.70 – 6.00	1999 — Dec. 1	P010	8,745,952
2020 — Jan. 1(4)	0.70 – 6.00	2000 — Jan. 1	P011	3,647,166
2020 — Feb. 1(4)	0.70 – 6.00	2000 — Feb. 1	P012	2,947,504
2020 — Mar. 1(4)	0.70 – 6.25	2000 — Mar. 1	P013	6,009,603
2020 — Apr. 1(4)	0.70 – 6.25	2000 — Apr. 1	P014	6,531,479
2019 — Nov. 1	0.70 – 1.80	2009 —Nov. 1	P070	29,504,797
2019 — Dec. 1	0.70 – 1.80	2009 — Dec. 1	P071	18,993,540
2020 — Jan. 1	0.70 – 1.80	2010 — Jan. 1	P072	7,013,528
2020 — Feb. 1	0.70 – 1.80	2010 — Feb. 1	P073	6,668,192
2020 — Mar. 1	0.70 – 1.80	2010 — Mar. 1	P074	4,937,430
2020 — Apr. 1	0.70 – 1.80	2010 — Apr. 1	P075	4,847,707
2020 — Nov. 1	0.80 – 1.70	2010 — Nov. 1	P076	42,154,736
2020 — Dec. 1	0.80 – 1.70	2010 — Dec. 1	P077	31,176,307
2021 — Nov. 1	0.80 – 1.40	2011 — Nov. 1	P078	53,491,108
2021 — Dec. 1	0.80 – 1.40	2011 — Dec. 1	P079	24,997,298
2019 — Nov. 1	0.80 – 1.00	2016 — Nov. 1	P088	70,505,542
2019 — Dec. 1	0.80 – 1.00	2016 — Dec. 1	P089	32,269,717
2021 — Nov. 1	0.80 – 1.00	2017 — Nov. 1	P550	27,305,221
2021 — Dec. 1	0.80 – 1.00	2017 — Dec. 1	P551	1,221,524
2021 — Nov. 1	1.10 – 1.30	2018 — Nov. 1	P552	25,742,404
2021 — Dec. 1	1.25 – 1.45	2018 — Dec. 1	P553	2,385,868

Total				$439,527,433

Total Unmatured Market Debt Payable in Canadian Dollars	$719,074,306,271

Unmatured Market Debt (Continued)

(B) PAYABLE IN FOREIGN CURRENCY (1) (6)

CANADA BILLS

Maturity date(s)	Yield(s) %	Original issue amount	Issue date(s)	Outstanding at September 30, 2019
Various maturity dates from Oct. 1, 2019 to May 1, 2020	1.77 to 2.47	USD 1,930,870,000	Various issue dates from Feb. 5, 2019 to Sep. 27, 2019	$2,557,244,228

CANADA NOTES

Maturity date	Coupon % / Basis	Original amount at issue	Issue date	Outstanding at September 30, 2019
2019 — Dec. 10	1.85	USD 50,000,000	2013 — Dec. 10	$66,220,000
2019 — Dec. 13	3 month LIBOR	USD 50,000,000	2013 — Dec. 13	66,220,000
2020 — Jan. 13	3 month LIBOR	USD 250,000,000	2017 — Jan. 13	331,100,000
2020 — Feb. 10	1.276	USD 150,000,000	2016 — Feb.10	198,660,000
2020 — Jun. 10	3 month LIBOR	USD 100,000,000	2014 — Jun. 10	132,440,000
2020 — Sep. 10	3 month LIBOR	USD 250,000,000	2014 — Sep. 10	331,100,000
2020 — Sep. 15	3 month LIBOR	USD 50,000,000	2014 — Sep. 15	66,220,000
2020 — Dec. 20	2.30	USD 50,000,000	2013 — Dec. 20	66,220,000
2021 — Aug. 24	3 month LIBOR	USD 50,000,000	2015 — Aug. 24	66,220,000

Total				$1,324,400,000

EURO MEDIUM TERM NOTES

Maturity date	Coupon % / Basis	Original amount at issue	Issue date	Outstanding at September 30, 2019
2020 — Mar. 19	3 month LIBOR	USD 125,000,000	2014 — Mar. 19	$165,550,000
2020 — May 8	3 month LIBOR	USD 125,000,000	2014 — May 8	165,550,000
2021 — Jan. 15	0.15	EUR 150,000,000	2015 — Jan. 15	216,550,000

Total				$547,650,000

OTHER MARKETABLE BONDS PAYABLE IN FOREIGN CURRENCIES

Maturity date	Coupon %	Original amount at issue or assumption	Issue or assumption date	Outstanding at September 30, 2019
2020 — Jan. 13	3.50	EUR 2,000,000,000	2010 — Jan. 13	$2,887,400,000
2022 — Jan. 25	2.625	USD 3,000,000,000	2019 — Jan. 25	3,973,200,000
2022 — Nov. 15	2.00	USD 3,000,000,000	2017 — Nov. 15	3,973,200,000

Total				$10,833,800,000

Total Unmatured Market Debt Payable in Foreign Currency				$15,263,094,228

Total Unmatured Market Debt				$734,337,400,499

Unmatured Market Debt (Continued)

(C) CROSS CURRENCY SWAPS

For the cross currency swaps listed below (outstanding as of September 30, 2019), the Government’s Canadian dollar liability has been swapped into a U.S. dollar liability.

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount

2019 – Oct. 11	2.48210	154,470,000	3 month LIBOR	150,000,000
Oct. 28	1.97740	24,890,000	3 month LIBOR	25,000,000
Oct. 29	2.04640	100,140,000	3 month LIBOR	100,000,000
Oct. 20	3.5067	$ 54,964,000	3 month LIBOR	USD 52,000,000
Nov. 20	3.4095	110,400,000	Fixed	100,000,000
Nov. 20	3.4625	110,000,000	Fixed	100,000,000
Nov. 23	3.4101	53,445,000	3 month LIBOR	50,000,000
Nov. 25	3.4055	66,316,800	3 month LIBOR	62,800,000
Nov. 27	3.2949	52,750,000	3 month LIBOR	50,000,000
2020 — Jan. 20	3.2663	106,000,000	3 month LIBOR	100,000,000
Jan. 20	3.3197	52,750,000	3 month LIBOR	50,000,000
Jan. 20	3.3747	52,600,000	3 month LIBOR	50,000,000
Jan. 20	3.4990	15,427,500	3 month LIBOR	15,000,000
Jan. 20	3.5145	18,562,536	3 month LIBOR	17,995,672
Feb. 20	3.3900	53,130,000	3 month LIBOR	50,000,000
Feb. 20	3.4030	53,500,000	Fixed	50,000,000
Mar. 20	3.3910	53,500,000	Fixed	50,000,000
Mar. 20	3.4221	106,570,000	Fixed	100,000,000
Mar. 20	3.4370	157,050,000	Fixed	150,000,000
Mar. 20	3.4761	103,300,000	Fixed	100,000,000
Mar. 20	3.4944	105,750,000	Fixed	100,000,000
Mar. 20	3.5531	205,600,000	Fixed	200,000,000
Mar. 20	3.5577	103,050,000	Fixed	100,000,000
Apr. 20	3.3537	96,450,000	3 month LIBOR	100,000,000
Apr. 20	3.3554	95,800,000	3 month LIBOR	100,000,000
Apr. 20	3.4263	95,750,000	3 month LIBOR	100,000,000
Apr. 20	3.4551	105,450,000	Fixed	100,000,000
Apr. 20	3.4945	104,580,000	Fixed	100,000,000
Apr. 20	3.5241	104,250,000	Fixed	100,000,000
Apr. 20	3.5363	157,305,000	Fixed	150,000,000
May 20	3.1879	95,000,000	3 month LIBOR	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
May 20	3.21258	$ 95,200,000	3 month LIBOR	USD 100,000,000
May 20	3.2304	96,700,000	3 month LIBOR	100,000,000
May 20	3.2708	95,600,000	3 month LIBOR	100,000,000
May 20	3.2899	95,500,000	3 month LIBOR	100,000,000
May 20	3.2931	96,350,000	3 month LIBOR	100,000,000
May 20	3.4123	96,350,000	3 month LIBOR	100,000,000
May 20	3.6560	50,895,000	Fixed	50,000,000
May 20	3.7121	100,500,000	Fixed	100,000,000
Jun. 20	2.9176	49,040,000	3 month LIBOR	50,000,000
Jun. 20	2.9730	98,000,000	3 month LIBOR	100,000,000
Jun. 20	3.0377	96,770,000	3 month LIBOR	100,000,000
Jun. 20	3.0730	96,070,000	3 month LIBOR	100,000,000
Jun. 20	3.2828	79,792,500	Fixed	75,000,000
Jun. 20	3.2970	53,090,000	Fixed	50,000,000
Jun. 20	3.3006	53,425,000	Fixed	50,000,000
Jun. 20	3.4058	51,700,000	Fixed	50,000,000
Jun. 20	3.4655	51,825,000	Fixed	50,000,000
Jun. 20	3.5847	51,000,000	Fixed	50,000,000
Jun. 22	3.2882	52,550,000	Fixed	50,000,000
Jun. 22	3.3000	105,600,000	Fixed	100,000,000
Jun. 22	3.3118	52,525,000	Fixed	50,000,000
Jun. 22	3.3315	104,000,000	Fixed	100,000,000
Jun. 22	3.3647	104,150,000	Fixed	100,000,000
Jul. 20	2.7559	49,050,000	3 month LIBOR	50,000,000
Jul. 20	2.8281	48,635,000	3 month LIBOR	50,000,000
Jul. 20	2.8550	48,800,000	3 month LIBOR	50,000,000
Jul. 20	3.2942	51,060,000	Fixed	50,000,000
Jul. 20	3.3248	51,250,000	Fixed	50,000,000
Aug. 20	2.7655	47,280,000	3 month LIBOR	50,000,000
Aug. 20	2.7806	47,250,000	3 month LIBOR	50,000,000
Aug. 20	2.7943	47,265,000	3 month LIBOR	50,000,000
Aug. 20	2.8200	48,000,000	3 month LIBOR	50,000,000
Aug. 20	2.8275	47,525,000	3 month LIBOR	50,000,000
Aug. 20	2.8339	47,400,000	3 month LIBOR	50,000,000
Aug. 20	2.9470	47,925,000	3 month LIBOR	50,000,000
Aug. 20	3.0731	103,950,000	3 month LIBOR	100,000,000
Aug. 20	3.0789	98,393,300	3 month LIBOR	94,700,000
Aug. 20	3.0890	51,200,000	Fixed	50,000,000
Aug. 20	3.1462	52,740,000	Fixed	50,000,000
Aug. 20	3.1601	52,750,000	Fixed	50,000,000
Aug. 20	3.1857	52,000,000	Fixed	50,000,000
Aug. 20	3.2031	104,000,000	Fixed	100,000,000
Aug. 20	3.2298	51,600,000	Fixed	50,000,000
Aug. 20	3.2321	103,100,000	Fixed	100,000,000
Aug. 20	3.2555	103,620,000	Fixed	100,000,000
Sep. 20	2.3180	49,200,000	3 month LIBOR	50,000,000
Sep. 20	2.3302	49,450,000	3 month LIBOR	50,000,000
Sep. 20	2.7500	47,445,000	3 month LIBOR	50,000,000
Sep. 20	2.8800	18,358,980	3 month LIBOR	17,560,000
Oct. 20	3.0142	51,425,000	Fixed	50,000,000
Oct. 20	2.9630	62,502,178	3 month LIBOR	60,593,483
Oct. 20	2.9735	51,180,000	Fixed	50,000,000
Dec. 20	3.3038	50,550,000	Fixed	50,000,000
Dec. 20	3.3429	50,375,000	Fixed	50,000,000
2021 — Jan. 20	3.1781	74,625,000	Fixed	75,000,000
Jan. 20	3.2328	74,265,000	Fixed	75,000,000
Jan. 20	3.2631	74,077,500	Fixed	75,000,000
Jan. 20	3.3126	76,256,630	Fixed	76,371,187
Feb. 20	3.2877	99,500,000	Fixed	100,000,000
Feb. 20	3.2954	100,170,000	Fixed	100,000,000
Feb. 20	3.3000	100,000,000	Fixed	100,000,000
Feb. 20	3.3143	49,900,000	Fixed	50,000,000
Feb. 20	3.3231	99,420,000	Fixed	100,000,000
Feb. 20	3.3345	99,500,000	Fixed	100,000,000
Feb. 20	3.3442	99,500,000	Fixed	100,000,000
Feb. 20	3.3500	99,300,000	Fixed	100,000,000
Feb. 20	3.3500	99,410,000	Fixed	100,000,000
Feb. 20	3.3511	49,715,000	Fixed	50,000,000
Feb. 20	3.3627	99,000,000	Fixed	100,000,000
Feb. 20	3.4051	107,334,370	3 month LIBOR	108,309,152
Feb. 20	3.4160	49,495,000	Fixed	50,000,000
Feb. 20	3.4208	99,120,000	Fixed	100,000,000
Feb. 20	3.4616	98,750,000	Fixed	100,000,000
Mar. 20	3.3035	98,150,000	Fixed	100,000,000
Mar. 20	3.3072	97,200,000	Fixed	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Mar. 20	3.3100	$ 97,600,000	Fixed	USD 100,000,000
Mar. 20	3.3131	49,160,000	Fixed	50,000,000
Mar. 20	3.3300	49,100,000	Fixed	50,000,000
Mar. 20	3.3331	49,620,000	Fixed	50,000,000
Mar. 20	3.3832	98,600,000	Fixed	100,000,000
Mar. 20	3.4756	98,500,000	Fixed	100,000,000
Mar. 20	3.4874	197,200,000	Fixed	200,000,000
Mar. 20	3.5177	98,600,000	Fixed	100,000,000
Apr. 20	3.1875	141,932,739	3 month LIBOR	144,167,333
Apr. 20	3.1939	147,750,000	3 month LIBOR	150,000,000
Apr. 20	3.4312	96,050,000	3 month LIBOR	100,000,000
Apr. 20	3.4540	105,782,464	3 month LIBOR	110,443,166
May 9	0.76270	97,706,146	3 month LIBOR	76,243,579
May 20	3.3030	4,889,148	3 month LIBOR	5,135,660
May 20	3.3703	133,206,690	3 month LIBOR	138,324,704
Jul. 20	3.0571	135,617,347	3 month LIBOR	140,028,236
2022 — Feb. 6	0.9446	188,295,000	Fixed	150,000,000
Feb. 12	1.0430	125,250,000	Fixed	100,000,000
Feb. 20	1.98960	48,066,474	3 month LIBOR	47,216,576
Mar. 16	0.90400	132,750,000	Fixed	100,000,000
Mar. 20	2.06980	67,549,554	3 month LIBOR	67,414,725
Apr. 20	2.16100	118,258,207	3 month LIBOR	119,392,436
Apr. 20	2.22240	13,045,854	3 month LIBOR	13,144,437
May 20	2.01810	150,480,000	3 month LIBOR	150,000,000
May 20	2.04090	49,715,000	3 month LIBOR	50,000,000
May 20	2.04640	100,200,000	3 month LIBOR	100,000,000
May 20	2.07870	24,737,500	3 month LIBOR	25,000,000
May 20	2.09420	24,762,500	3 month LIBOR	25,000,000
May 20	2.12000	49,265,000	3 month LIBOR	50,000,000
May 20	2.16300	24,905,000	3 month LIBOR	25,000,000
Jun. 10	1.3449	124,140,000	3 month LIBOR	100,000,000
Jun. 11	1.3584	52,649,285	3 month LIBOR	42,631,000
Jun. 16	1.3669	123,150,000	3 month LIBOR	100,000,000
Jun. 20	1.85000	86,606,176	3 month LIBOR	84,551,573
Jun. 20	1.85060	102,290,000	3 month LIBOR	100,000,000
Jun. 20	1.91050	50,150,000	3 month LIBOR	50,000,000
Jun. 20	2.08300	24,622,500	3 month LIBOR	25,000,000
Jun. 20	2.08520	150,084,800	3 month LIBOR	152,000,000
Jun. 20	2.08950	98,720,000	3 month LIBOR	100,000,000
Jul. 10	1.0632	159,819,000	3 month LIBOR	125,250,000
Jul. 20	1.1167	129,300,000	3 month LIBOR	100,000,000
Jul. 20	1.72730	51,300,000	3 month LIBOR	50,000,000
Jul. 20	1.73460	51,325,000	3 month LIBOR	50,000,000
Jul. 20	1.74000	51,425,000	3 month LIBOR	50,000,000
Jul. 20	1.77550	77,325,000	3 month LIBOR	75,000,000
Jul. 20	1.78200	51,325,000	3 month LIBOR	50,000,000
Jul. 20	1.79420	51,000,000	3 month LIBOR	50,000,000
Jul. 20	1.80000	102,550,000	3 month LIBOR	100,000,000
Jul. 20	1.80300	102,600,000	3 month LIBOR	100,000,000
Aug. 20	1.58000	101,805,000	3 month LIBOR	100,000,000
Aug. 20	1.58950	50,915,000	3 month LIBOR	50,000,000
Aug. 20	1.59990	50,800,000	3 month LIBOR	50,000,000
Aug. 20	1.64840	50,400,000	3 month LIBOR	50,000,000
Aug. 20	1.66000	51,025,000	3 month LIBOR	50,000,000
Aug. 20	1.66700	69,052,452	3 month LIBOR	67,566,000
Aug. 20	1.66700	71,470,000	3 month LIBOR	70,000,000
Aug. 25	0.8909	131,250,000	3 month LIBOR	100,000,000
Sep. 15	1.0770	66,290,000	3 month LIBOR	50,000,000
Sep. 20	1.71520	100,200,000	3 month LIBOR	100,000,000
Sep. 20	1.71640	100,400,000	3 month LIBOR	100,000,000
Sep. 20	1.80800	98,940,000	3 month LIBOR	100,000,000
Sep. 20	1.83510	49,750,000	3 month LIBOR	50,000,000
Sep. 20	1.92480	49,475,000	3 month LIBOR	50,000,000
Sep. 24	1.0867	132,820,000	3 month LIBOR	100,000,000
Oct. 16	1.06380	133,714,600	3 month LIBOR	103,000,000
Oct. 20	1.85500	97,620,000	3 month LIBOR	100,000,000
Oct. 20	1.90450	97,600,000	3 month LIBOR	100,000,000
Oct. 20	1.92060	97,500,000	3 month LIBOR	100,000,000
2023 — Feb. 20	1.93800	19,832,670	3 month LIBOR	20,100,000
Feb. 20	1.94000	51,027,900	3 month LIBOR	51,700,000
Feb. 20	1.93900	49,400,000	3 month LIBOR	50,000,000
Feb. 20	1.92890	49,680,000	Fixed	50,000,000
Feb. 20	1.93350	99,420,000	Fixed	100,000,000
Feb. 20	1.91400	50,135,000	Fixed	50,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Feb. 20	1.99700	$ 100,900,000	Fixed	USD 100,000,000
Mar. 20	2.03160	50,150,000	Fixed	50,000,000
Mar. 20	2.02700	99,900,000	Fixed	100,000,000
Mar. 20	1.98480	50,150,000	Fixed	50,000,000
Mar. 20	1.98480	100,700,000	Fixed	100,000,000
Mar. 20	1.97830	50,325,000	Fixed	50,000,000
Mar. 20	2.04710	100,420,000	Fixed	100,000,000
Mar. 20	2.04400	150,465,000	Fixed	150,000,000
Mar. 20	2.02500	100,100,000	Fixed	100,000,000
Mar. 20	2.02830	100,100,000	Fixed	100,000,000
Mar. 20	2.03100	100,120,000	Fixed	100,000,000
Mar. 20	2.02000	101,250,000	Fixed	100,000,000
Mar. 20	2.01680	101,200,000	Fixed	100,000,000
Mar. 20	2.04500	101,680,000	Fixed	100,000,000
Apr. 20	1.89700	102,970,000	Fixed	100,000,000
Apr. 20	1.90510	103,030,000	Fixed	100,000,000
Apr. 20	1.95880	102,800,000	Fixed	100,000,000
Apr. 20	1.95380	102,760,000	Fixed	100,000,000
Apr. 20	1.94200	102,600,000	Fixed	100,000,000
Apr. 20	1.94100	102,650,000	Fixed	100,000,000
Apr. 20	1.95070	205,700,000	Fixed	200,000,000
Apr. 20	1.97460	102,650,000	Fixed	100,000,000
Apr. 20	1.97110	205,420,000	Fixed	200,000,000
Apr. 20	1.88460	78,771,000	3 month LIBOR	77,000,000
Apr. 20	1.83980	204,900,000	Fixed	200,000,000
May 3	1.13630	125,100,000	Fixed	100,000,000
May 20	1.71930	114,307,200	3 month LIBOR	112,000,000
May 20	1.71930	89,812,800	3 month LIBOR	88,000,000
May 20	1.69580	101,720,000	3 month LIBOR	100,000,000
Jun. 20	1.93050	103,100,000	3 month LIBOR	100,000,000
Jun. 22	1.4896	121,550,000	3 month LIBOR	100,000,000
Jul. 20	2.17690	102,000,000	3 month LIBOR	100,000,000
Jul. 20	2.19500	101,900,000	3 month LIBOR	100,000,000
Jul. 20	2.16600	101,700,000	3 month LIBOR	100,000,000
Jul. 20	2.15000	102,070,000	3 month LIBOR	100,000,000
Jul. 20	2.28700	207,000,000	3 month LIBOR	200,000,000
Jul. 20	2.28950	103,690,000	3 month LIBOR	100,000,000
Jul. 20	2.49090	48,650,400	3 month LIBOR	46,400,000
Aug. 20	1.1344	130,900,000	3 month LIBOR	100,000,000
Aug. 20	2.49150	105,850,000	3 month LIBOR	100,000,000
Aug. 20	2.47400	130,055,150	3 month LIBOR	123,100,000
Aug. 20	2.42970	104,000,000	3 month LIBOR	100,000,000
Sep. 18	1.3032	38,309,000	3 month LIBOR	29,000,000
Sep. 20	2.55970	205,800,000	3 month LIBOR	200,000,000
Sep. 20	2.51030	104,300,000	3 month LIBOR	100,000,000
Oct. 20	2.74130	207,880,000	3 month LIBOR	200,000,000
Oct. 20	2.61040	103,000,000	3 month LIBOR	100,000,000
Oct. 20	2.61040	51,500,000	3 month LIBOR	50,000,000
Oct. 20	2.61040	25,750,000	3 month LIBOR	25,000,000
Oct. 20	2.61040	25,750,000	3 month LIBOR	25,000,000
Dec. 13	1.3323	197,550,000	Fixed	150,000,000
2024 — Jan. 20	2.53160	78,345,000	3 month LIBOR	75,000,000
Jan. 20	2.58780	105,250,000	3 month LIBOR	100,000,000
Jan. 20	2.63700	104,850,000	3 month LIBOR	100,000,000
Jan. 20	2.64000	104,900,000	3 month LIBOR	100,000,000
Feb. 20	2.44240	78,120,000	3 month LIBOR	70,000,000
Feb. 20	2.57680	117,390,000	3 month LIBOR	107,500,000
Feb. 20	2.61220	109,600,000	3 month LIBOR	100,000,000
Mar. 20	2.36450	111,100,000	3 month LIBOR	100,000,000
Mar. 20	2.40440	111,350,000	3 month LIBOR	100,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		U.S. dollar liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Apr. 20	2.49320	$ 84,000,000	3 month LIBOR	USD 75,000,000
May 20	2.38680	65,899,650	3 month LIBOR	60,100,000
May 20	2.44830	137,212,500	3 month LIBOR	125,000,000
May 20	2.47500	50,458,500	3 month LIBOR	45,000,000
Jun. 20	2.34430	109,740,000	Fixed	100,000,000
Jun. 20	2.36750	81,757,500	Fixed	75,000,000
Jun. 20	2.40570	109,640,000	Fixed	100,000,000
Aug. 20	2.11200	135,137,500	Fixed	125,000,000
Aug. 20	2.11420	136,813,205	3 month LIBOR	126,550,000
Aug. 20	2.11440	107,360,000	Fixed	100,000,000
Aug. 20	2.14130	107,370,000	3 month LIBOR	100,000,000
Aug. 20	2.21890	107,320,000	Fixed	100,000,000
Aug. 20	2.25360	106,750,000	Fixed	100,000,000
Aug. 20	2.25940	106,730,000	Fixed	100,000,000
Sep. 20	2.07730	109,370,000	3 month LIBOR	100,000,000
Sep. 20	2.08840	109,380,000	3 month LIBOR	100,000,000
Sep. 20	2.10840	109,150,000	3 month LIBOR	100,000,000
Oct. 20	2.08440	54,375,000	3 month LIBOR	50,000,000
Nov. 20	2.02720	111,800,000	3 month LIBOR	100,000,000
Nov. 20	1.95800	112,300,000	3 month LIBOR	100,000,000
Nov. 20	1.88120	113,080,000	3 month LIBOR	100,000,000
Nov. 20	1.98340	112,240,000	3 month LIBOR	100,000,000
Nov. 20	2.00210	113,040,000	Fixed	100,000,000
Dec. 2	1.90520	113,790,000	3 month LIBOR	100,000,000
Dec. 3	1.85390	113,780,000	3 month LIBOR	100,000,000
Dec. 11	1.87030	114,180,000	3 month LIBOR	100,000,000
Dec. 15	2.01060	13,745,295	3 month LIBOR	12,150,000
2025 — Jan. 16	1.5504	119,390,000	3 month LIBOR	100,000,000
Jan. 20	2.04600	114,150,000	Fixed	100,000,000
Jan. 22	1.4957	121,050,000	3 month LIBOR	100,000,000
Jan. 22	1.6175	59,780,000	Fixed	50,000,000
Jan. 30	1.3553	124,490,000	3 month LIBOR	100,000,000
Feb. 5	1.2298	125,240,000	Fixed	100,000,000
May 11	1.20510	64,925,000	Fixed	50,000,000
May 31	1.23740	258,800,000	Fixed	200,000,000
Jun. 2	1.20030	262,000,000	Fixed	200,000,000
Jun. 3	1.18618	196,275,000	Fixed	150,000,000
Jun. 6	1.17250	196,710,000	Fixed	150,000,000
Jun. 7	1.07010	64,745,000	Fixed	50,000,000
Jun. 13	1.03840	127,300,000	Fixed	100,000,000
Jun. 14	1.02860	127,110,000	Fixed	100,000,000
Jun. 14	1.03916	127,400,000	Fixed	100,000,000
Dec. 8	1.61800	133,730,000	Fixed	100,000,000
Dec. 10	1.54170	271,120,000	Fixed	200,000,000
Dec. 14	1.50160	271,800,000	Fixed	200,000,000
Dec. 17	1.48580	274,800,000	Fixed	200,000,000
Dec. 18	1.52620	275,720,000	Fixed	200,000,000
2026 — Feb. 4	1.15570	140,450,000	Fixed	100,000,000
Mar. 3	1.18280	202,290,000	Fixed	150,000,000
Apr. 18	1.28570	128,420,000	Fixed	100,000,000
Apr. 18	1.30940	128,400,000	Fixed	100,000,000
Apr. 19	1.28480	160,662,500	Fixed	125,000,000
Apr. 21	1.31760	127,180,000	Fixed	100,000,000
Apr. 22	1.31360	633,750,000	Fixed	500,000,000
Jul. 18	1.03600	258,440,000	Fixed	200,000,000
Jul. 18	1.03940	129,310,000	Fixed	100,000,000
Jul. 21	1.08950	195,555,000	Fixed	150,000,000
Aug. 5	1.07810	262,000,000	Fixed	200,000,000
Aug. 11	1.00290	262,340,000	Fixed	200,000,000
Aug. 12	0.99620	260,960,000	Fixed	200,000,000
Aug. 22	1.04870	255,320,000	Fixed	200,000,000
Sep. 1	1.02180	130,620,000	Fixed	100,000,000
Sep. 1	1.02170	156,960,000	Fixed	120,000,000
Sep. 7	1.06050	162,687,500	Fixed	125,000,000
Sep. 19	1.21390	198,045,000	Fixed	150,000,000
Sep. 21	1.19880	131,690,000	Fixed	100,000,000
Sep. 30	0.97050	132,190,000	Fixed	100,000,000
Sep. 30	0.96630	66,290,000	Fixed	50,000,000
Sep. 30	0.95990	132,470,000	Fixed	100,000,000
Oct. 3	0.97690	196,485,000	Fixed	150,000,000
Oct. 4	0.99950	131,250,000	Fixed	100,000,000
Oct. 5	0.99060	164,000,000	Fixed	125,000,000
Oct. 17	1.18900	131,930,000	Fixed	100,000,000
Oct. 24	1.17710	230,982,500	Fixed	175,000,000
Oct. 25	1.13570	99,922,500	Fixed	75,000,000
Oct. 26	1.13800	133,480,000	Fixed	100,000,000
Oct. 26	1.15210	133,870,000	Fixed	100,000,000
Oct. 28	1.16070	133,660,000	Fixed	100,000,000
Nov. 1	1.23170	334,900,000	Fixed	250,000,000
Nov. 2	1.21510	200,955,000	Fixed	150,000,000
Nov. 3	1.24200	267,740,000	Fixed	200,000,000
Nov. 8	1.18440	147,664,000	Fixed	110,000,000
Nov. 8	1.17350	100,822,500	Fixed	75,000,000
Nov. 21	1.52660	201,195,000	Fixed	150,000,000
Nov. 25	1.55800	200,925,000	Fixed	150,000,000
2027 — Jan. 6	1.74140	133,350,000	Fixed	100,000,000
Jan. 9	1.69530	265,720,000	Fixed	200,000,000
Apr. 7	1.60600	133,800,000	Fixed	100,000,000
Apr. 7	1.60600	133,960,000	Fixed	100,000,000
Apr. 7	1.59640	268,000,000	Fixed	200,000,000
Apr. 7	1.59330	134,130,000	Fixed	100,000,000
Apr. 11	1.55040	133,720,000	Fixed	100,000,000
Apr. 21	1.48350	67,350,000	Fixed	50,000,000
Apr. 24	1.50090	134,670,000	Fixed	100,000,000
Apr. 28	1.52590	339,500,000	Fixed	250,000,000
Apr. 28	1.51570	204,000,000	Fixed	150,000,000
May 9	1.5340	137,500,000	Fixed	100,000,000
May 9	1.53290	274,200,000	Fixed	200,000,000
Jun. 5	1.43600	134,990,000	Fixed	100,000,000
Jun. 5	1.43380	134,900,000	Fixed	100,000,000
Jun. 26	1.49080	132,600,000	Fixed	100,000,000
Jun. 26	1.49860	99,165,000	Fixed	75,000,000
2028 — Feb. 26	2.3080	63,570,000	Fixed	50,000,000
Feb. 27	2.2790	126,670,000	Fixed	100,000,000
Feb. 28	2.2200	126,880,000	Fixed	100,000,000
Mar. 6	2.1774	128,900,000	Fixed	100,000,000
Mar. 6	2.1799	128,890,000	Fixed	100,000,000
Mar. 12	2.2198	258,420,000	Fixed	200,000,000
Mar. 13	2.2420	257,280,000	Fixed	200,000,000
Mar. 26	2.1820	129,060,000	Fixed	100,000,000
Apr. 9	2.1858	191,700,000	Fixed	150,000,000
Apr. 10	2.1570	191,250,000	Fixed	150,000,000
Apr. 18	2.2807	188,775,000	Fixed	150,000,000
Apr. 23	2.3155	126,100,000	Fixed	100,000,000
Apr. 27	2.3482	128,800,000	Fixed	100,000,000
Jun. 4	2.2153	64,915,000	Fixed	50,000,000
Jun. 7	2.2416	130,020,000	Fixed	100,000,000
Jun. 8	2.3135	64,575,000	Fixed	50,000,000
Jun. 12	2.3047	64,900,000	Fixed	50,000,000
Jun. 14	2.2945	64,935,000	Fixed	50,000,000
Jun. 22	2.1720	66,575,000	Fixed	50,000,000
Jun. 22	2.1697	133,210,000	Fixed	100,000,000
Jun. 25	2.1213	133,060,000	Fixed	100,000,000
Jun. 25	2.1262	133,040,000	Fixed	100,000,000
Jun. 26	2.1200	66,650,000	Fixed	50,000,000
Jun. 28	2.1010	133,100,000	Fixed	100,000,000
Jun. 28	2.0955	66,500,000	Fixed	50,000,000
Jul. 3	2.1035	132,870,000	Fixed	100,000,000
Jul. 9	2.1297	65,660,000	Fixed	50,000,000
Jul. 10	2.1274	131,000,000	Fixed	100,000,000
Jul. 16	2.1629	197,475,000	Fixed	150,000,000
Jul. 16	2.1561	131,720,000	Fixed	100,000,000
Jul. 16	2.1549	98,752,500	Fixed	75,000,000
Jul. 17	2.1402	65,885,000	Fixed	50,000,000
Jul. 17	2.1310	65,835,000	Fixed	50,000,000
Jul. 17	2.1334	65,830,000	Fixed	50,000,000
Jul. 18	2.1618	131,300,000	Fixed	100,000,000
Jul. 19	2.1017	131,900,000	Fixed	100,000,000
Jul. 20	2.1210	132,260,000	Fixed	100,000,000
Jul. 23	2.1222	66,240,000	Fixed	50,000,000
Jul. 24	2.1723	65,645,000	Fixed	50,000,000
Jul. 25	2.2136	131,570,000	Fixed	100,000,000
Jul. 26	2.2344	131,660,000	Fixed	100,000,000
Jul. 26	2.2298	131,460,000	Fixed	100,000,000
Jul. 27	2.2229	65,630,000	Fixed	50,000,000
Jul. 30	2.2773	65,345,000	Fixed	50,000,000
Sep. 25	2.4299	129,200,000	Fixed	100,000,000
Oct. 2	2.42330	129,230,000	Fixed	100,000,000
Oct. 3	2.48300	128,200,000	Fixed	100,000,000
Oct. 5	2.48930	128,260,000	Fixed	100,000,000
Oct. 16	2.48760	260,400,000	Fixed	200,000,000
Oct. 22	2.51600	130,340,000	Fixed	100,000,000
Oct. 22	2.51630	130,350,000	Fixed	100,000,000
Oct. 29	2.44760	130,520,000	Fixed	100,000,000
Oct. 29	2.43550	130,920,000	Fixed	100,000,000
Oct. 30	2.40560	131,510,000	Fixed	100,000,000
Oct. 30	2.40100	131,460,000	Fixed	100,000,000
Oct. 31	2.39760	131,050,000	Fixed	100,000,000
Nov. 1	2.40860	65,660,000	Fixed	50,000,000
Nov. 19	2.37805	132,310,000	Fixed	100,000,000
Dec. 3	2.30050	132,650,000	Fixed	100,000,000
Dec. 3	2.30070	132,700,000	Fixed	100,000,000
Dec. 4	2.27470	133,040,000	Fixed	100,000,000
Dec. 4	2.26650	133,170,000	Fixed	100,000,000
Dec. 4	2.26180	133,040,000	Fixed	100,000,000
Dec. 10	2.05280	134,220,000	Fixed	100,000,000
Dec. 10	2.03550	268,400,000	Fixed	200,000,000
Dec. 11	2.10190	132,960,000	Fixed	100,000,000
Dec. 11	2.10530	132,750,000	Fixed	100,000,000
Dec. 12	2.05570	133,550,000	Fixed	100,000,000
Dec. 18	2.11600	133,880,000	Fixed	100,000,000
Dec. 18	2.11250	133,850,000	Fixed	100,000,000
2029 — Jan. 8	1.89320	134,320,000	Fixed	100,000,000
Jan. 16	1.93840	132,680,000	Fixed	100,000,000
Jan. 22	1.98840	132,950,000	Fixed	100,000,000
Jan. 25	1.96490	133,650,000	Fixed	100,000,000
Feb. 7	1.93640	131,400,000	Fixed	100,000,000
Mar. 13	1.76100	134,190,000	Fixed	100,000,000
Apr. 5	1.70510	133,310,000	Fixed	100,000,000
Apr. 8	1.69880	133,610,000	Fixed	100,000,000
Apr. 10	1.72730	133,230,000	Fixed	100,000,000
Apr. 17	1.79980	133,150,000	Fixed	100,000,000
Apr. 17	1.75810	133,780,000	Fixed	100,000,000
Apr. 18	1.78000	133,720,000	Fixed	100,000,000
Apr. 18	1.78280	133,490,000	Fixed	100,000,000
Apr. 18	1.77920	133,560,000	Fixed	100,000,000
Apr. 24	1.76000	133,860,000	Fixed	100,000,000
Apr. 29	1.67900	135,030,000	Fixed	100,000,000
Apr. 29	1.69380	135,030,000	Fixed	100,000,000
Apr. 30	1.69280	134,920,000	Fixed	100,000,000
May 6	1.71920	134,680,000	Fixed	100,000,000
May 8	1.72130	134,560,000	Fixed	100,000,000
May 8	1.71700	134,470,000	Fixed	100,000,000
May 16	1.68930	134,580,000	Fixed	100,000,000
May 17	1.63650	134,800,000	Fixed	100,000,000
May 22	1.64400	134,910,000	Fixed	100,000,000
May 22	1.67090	134,740,000	Fixed	100,000,000
May 23	1.73500	134,240,000	Fixed	100,000,000
May 23	1.74300	134,120,000	Fixed	100,000,000
May 28	1.67270	134,880,000	Fixed	100,000,000
May 28	1.64800	134,860,000	Fixed	100,000,000
Jul. 15	1.59960	130,250,000	Fixed	100,000,000
Jul. 26	1.45170	131,270,000	Fixed	100,000,000

		$ 49,938,704,000		USD 42,635,438,919

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2019), the Government’s Canadian dollar liability has been swapped into a euro liability.

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2020 — Jul. 20	3.1415	$66,750,000	Fixed	EUR 50,000,000
Oct. 9	0.82070	131,355,000	Fixed	90,000,000
Oct. 27	0.85380	131,130,000	Fixed	90,000,000
Nov. 13	1.03480	135,004,500	Fixed	95,000,000
Nov. 17	0.96830	200,340,000	Fixed	140,000,000
Nov. 23	0.96350	133,997,000	Fixed	94,000,000
Dec. 15	0.79040	278,642,930	Fixed	185,000,000
2021 — Jan. 8	0.72690	196,625,000	Fixed	130,000,000
Jan. 15	0.61670	308,600,000	Fixed	200,000,000
Jan. 20	0.54390	158,300,000	Fixed	100,000,000
Feb. 20	2.31660	146,970,000	Fixed	100,000,000
Apr. 18	0.75580	216,975,000	Fixed	150,000,000
Apr. 26	0.88020	199,262,000	Fixed	140,000,000
May 10	0.71785	199,165,500	Fixed	135,000,000
May 16	0.73240	189,813,000	Fixed	130,000,000
May 19	0.70040	329,310,000	Fixed	225,000,000
May 20	3.1250	144,092,256	Fixed	100,000,000
May 20	3.1335	71,190,000	Fixed	50,000,000
Jun. 20	3.1880	137,710,900	Fixed	100,000,000
Sep. 20	2.3200	71,095,000	Fixed	50,000,000
Sep. 20	2.4000	71,110,000	Fixed	50,000,000
Sep. 20	2.4000	72,100,000	Fixed	50,000,000
Sep. 20	2.4580	106,212,673	Fixed	75,000,000
Sep. 30	0.9691	134,010,000	Fixed	90,000,000

Unmatured Market Debt (Continued)

	Canadian dollar liability		Euro liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
Oct. 15	2.0739	$ 69,275,000	Fixed	EUR 50,000,000
Oct. 15	2.2247	69,430,000	Fixed	50,000,000
Oct. 15	2.21410	104,550,000	Fixed	75,000,000
Oct. 15	2.22390	34,787,500	Fixed	25,000,000
Oct. 20	2.1210	67,920,000	Fixed	50,000,000
Oct. 20	2.1350	68,000,000	Fixed	50,000,000
Oct. 20	2.1880	67,750,000	Fixed	50,000,000
Oct. 20	2.2051	67,500,000	Fixed	50,000,000
Oct. 20	2.2399	138,800,000	Fixed	100,000,000
Oct. 20	2.2448	68,925,375	Fixed	50,000,000
Oct. 20	2.2580	101,775,000	Fixed	75,000,000
Oct. 20	2.2805	68,470,000	Fixed	50,000,000
Oct. 20	2.3960	70,880,760	Fixed	50,000,000
Oct. 20	2.4163	70,220,000	Fixed	50,000,000
Nov. 20	2.14000	69,775,000	Fixed	50,000,000
Nov. 20	2.24090	70,400,000	Fixed	50,000,000
Nov. 20	2.27080	69,618,275	Fixed	50,000,000
Nov. 20	2.28610	69,800,000	Fixed	50,000,000
Nov. 20	2.29830	105,075,000	Fixed	75,000,000
Nov. 20	2.32660	69,865,000	Fixed	50,000,000
Nov. 20	2.33160	104,700,000	Fixed	75,000,000
Nov. 20	2.36460	70,050,000	Fixed	50,000,000
Nov. 20	2.39230	105,375,000	Fixed	75,000,000
Nov. 20	2.40280	140,800,000	Fixed	100,000,000
Dec. 20	2.20560	139,270,000	Fixed	100,000,000
Dec. 20	2.20800	140,000,000	Fixed	100,000,000
Dec. 20	2.21440	139,800,000	Fixed	100,000,000
Dec. 20	2.43430	140,990,000	Fixed	100,000,000
2022 — Jan. 20	2.02240	67,825,000	Fixed	50,000,000
Feb. 20	2.48200	147,510,000	Fixed	100,000,000
Aug. 21	1.0148	129,915,000	Fixed	90,000,000
Sep. 16	1.0469	134,595,000	Fixed	90,000,000
2023 — Jun. 18	1.4465	138,600,000	Fixed	100,000,000
Sep. 20	2.69480	137,000,000	Fixed	100,000,000
Oct. 20	2.69570	138,800,000	Fixed	100,000,000
Oct. 20	2.81850	68,750,000	Fixed	50,000,000
2024 — May 20	2.37900	114,270,000	Fixed	75,000,000
May 20	2.38450	151,950,000	Fixed	100,000,000
Jul. 20	2.29210	147,100,000	Fixed	100,000,000
Jul. 20	2.29750	110,602,500	Fixed	75,000,000
Aug. 20	2.25000	109,312,500	Fixed	75,000,000
Aug. 28	1.2983	136,170,000	Fixed	90,000,000
Sep. 1	1.2937	134,550,000	Fixed	90,000,000
Sep. 4	1.3479	134,586,000	Fixed	90,000,000
Oct. 20	2.12130	105,652,500	Fixed	75,000,000
Oct. 20	2.18500	42,672,000	Fixed	30,000,000
Oct. 20	2.19030	85,056,000	Fixed	60,000,000
Oct. 20	2.20090	99,449,000	Fixed	70,000,000
Oct. 20	2.21480	128,925,000	Fixed	90,000,000
Nov. 28	1.99800	139,900,000	Fixed	100,000,000
Dec. 10	1.94890	140,550,000	Fixed	100,000,000
Dec. 15	2.03960	105,825,000	Fixed	75,000,000
2025 — Feb. 9	1.2820	142,380,000	Fixed	100,000,000
Sep. 3	1.4661	133,425,000	Fixed	90,000,000
2026 — Feb. 8	1.17530	153,574,400	Fixed	100,000,000
Apr. 8	1.6290	149,880,096	Fixed	100,000,000
Aug. 15	1.70460	244,125,000	Fixed	175,000,000
2027 — Jan. 13	1.69020	138,700,000	Fixed	100,000,000
Jan. 17	1.72790	139,550,000	Fixed	100,000,000
Jan. 17	1.72220	139,530,000	Fixed	100,000,000
Jan. 23	1.74670	141,050,000	Fixed	100,000,000
Jan. 23	1.76540	141,250,000	Fixed	100,000,000
Jan. 25	1.71050	143,000,000	Fixed	100,000,000
Jan. 27	1.80010	140,720,000	Fixed	100,000,000
Feb. 6	1.74160	140,560,000	Fixed	100,000,000
Apr. 28	1.52260	295,440,000	Fixed	200,000,000
Jul. 18	1.87360	145,300,000	Fixed	100,000,000
2028 — Jan. 15	2.1719	150,950,000	Fixed	100,000,000
Jan. 23	2.2310	76,155,000	Fixed	50,000,000
Jan. 24	2.2238	152,510,000	Fixed	100,000,000
Feb. 1	2.2880	153,130,000	Fixed	100,000,000
Feb. 2	2.2815	76,505,000	Fixed	50,000,000
Feb. 7	2.3681	309,800,000	Fixed	200,000,000
Feb. 13	2.3452	154,400,000	Fixed	100,000,000
Feb. 14	2.3418	154,270,000	Fixed	100,000,000
2019 — Feb. 20	1.93070	149,710,000	Fixed	100,000,000
May 16	1.67350	150,990,000	Fixed	100,000,000
Jun. 17	1.47780	150,300,000	Fixed	100,000,000
Jun. 27	1.45330	299,820,000	Fixed	200,000,000
Jul. 5	1.45600	44,373,000	Fixed	30,000,000
Jul. 15	1.57600	147,190,000	Fixed	100,000,000
Jul. 16	1.61500	146,730,000	Fixed	100,000,000
Aug. 23	1.19040	147,360,000	Fixed	100,000,000
Aug. 28	1.21000	148,160,000	Fixed	100,000,000
Aug. 30	1.11080	147,590,000	Fixed	100,000,000
Aug. 30	1.12240	147,300,000	Fixed	100,000,000
Sep. 23	1.40310	293,740,000	Fixed	200,000,000

		$14,772,595,665		EUR 10,189,000,000

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2019), the Government’s Canadian dollar liability has been swapped into a yen liability.

	Canadian dollar liability		Yen liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2022 — Mar. 9	1.15570	$ 58,844,298	Fixed	JPY 5,000,000,000
Mar. 21	1.28990	70,320,000	Fixed	6,000,000,000
Mar. 21	1.30530	70,440,000	Fixed	6,000,000,000
Mar. 21	1.26930	70,380,000	Fixed	6,000,000,000
Mar. 22	1.23920	70,440,000	Fixed	6,000,000,000
Mar. 23	1.22920	70,680,000	Fixed	6,000,000,000
Mar. 24	1.20030	71,160,000	Fixed	6,000,000,000
Mar. 27	1.14480	72,420,000	Fixed	6,000,000,000
2023 — Sep. 10	2.15160	59,311,981	Fixed	5,000,000,000
Oct. 18	2.39750	115,473,441	Fixed	10,000,000,000
Oct. 19	2.38740	115,685,844	Fixed	10,000,000,000
Oct. 19	2.38300	231,722,860	Fixed	20,000,000,000
Oct. 22	2.42600	115,828,685	Fixed	10,000,000,000
Oct. 31	2.35370	116,672,500	Fixed	10,000,000,000
Nov. 1	2.34760	139,809,626	Fixed	12,000,000,000
Nov. 7	2.43020	196,875,470	Fixed	17,000,000,000
Nov. 9	2.44630	115,377,515	Fixed	10,000,000,000
Nov. 13	2.44080	115,227,286	Fixed	10,000,000,000
Nov. 14	2.43410	115,944,718	Fixed	10,000,000,000
Nov. 15	2.39570	116,292,592	Fixed	10,000,000,000
Nov. 16	2.38700	116,191,251	Fixed	10,000,000,000
Nov. 19	2.31140	116,890,707	Fixed	10,000,000,000
Nov. 19	2.31300	116,814,242	Fixed	10,000,000,000
Dec. 10	1.98690	119,260,584	Fixed	10,000,000,000
Dec. 10	1.97030	119,431,506	Fixed	10,000,000,000
2024 — Jan. 24	1.91490	121,943,784	Fixed	10,000,000,000
Jan. 25	1.90120	121,614,555	Fixed	10,000,000,000
Jan. 31	1.88340	60,580,360	Fixed	5,000,000,000
Jul. 18	1.53040	121,921,483	Fixed	10,000,000,000
Jul. 26	1.36560	121,472,735	Fixed	10,000,000,000
Aug. 1	1.41820	121,315,055	Fixed	10,000,000,000

		$ 3,366,343,079		JPY 286,000,000,000

Unmatured Market Debt (Continued)

For the cross currency swaps listed below (outstanding as of September 30, 2019), the Government’s Canadian dollar liability has been swapped into a pound sterling liability.

	Canadian dollar liability		Pound sterling liability
Maturity date	Coupon %	Notional amount	Basis	Notional amount
2019 — Oct. 20	1.58240	$ 132,382,500	Fixed	GBP 75,000,000
Oct. 20	1.64920	150,875,000	Fixed	85,000,000
Oct. 20	1.65240	98,781,250	Fixed	54,500,000
Oct. 20	1.67110	159,660,000	Fixed	90,000,000
Oct. 20	1.67800	152,209,500	Fixed	85,000,000
Oct. 20	1.75660	152,796,000	Fixed	85,000,000
Dec. 4	1.42900	142,496,000	Fixed	80,000,000
Dec. 12	1.43100	144,400,000	Fixed	80,000,000
2020 — Jan. 20	1.1042	154,045,500	Fixed	85,000,000
Jan. 28	0.8453	168,444,000	Fixed	90,000,000
Jan. 29	0.7295	160,140,000	Fixed	85,000,000
Feb. 3	0.6887	134,309,000	Fixed	70,000,000
2023 — Sep. 8	1.2519	167,535,000	Fixed	85,000,000
2024 — Sep. 8	1.3753	133,510,000	Fixed	65,000,000
Sep. 8	1.4063	132,223,000	Fixed	65,000,000
2025 — Sep. 8	1.4788	131,690,000	Fixed	65,000,000
Sep. 8	1.4817	132,795,000	Fixed	65,000,000
Sep. 8	1.4982	132,632,500	Fixed	65,000,000
Sep. 8	1.5052	133,009,500	Fixed	65,000,000
Sep. 8	1.5578	131,787,500	Fixed	65,000,000
Sep. 8	1.5955	123,825,000	Fixed	65,000,000
Sep. 8	1.6630	153,120,000	Fixed	80,000,000
Sep. 8	1.7711	104,208,500	Fixed	55,000,000
Sep. 8	1.7750	142,905,000	Fixed	75,000,000
Sep. 8	1.7984	165,180,500	Fixed	85,000,000
Sep. 8	1.8166	98,587,800	Fixed	54,000,000
Sep. 8	1.8258	164,900,000	Fixed	85,000,000
Sep. 8	1.45800	198,950,000	Fixed	100,000,000
Sep. 8	1.46210	202,120,000	Fixed	100,000,000
Sep. 8	1.45290	131,365,000	Fixed	65,000,000
Sep. 8	1.68360	131,625,000	Fixed	65,000,000
Sep. 8	1.66710	131,950,000	Fixed	65,000,000
Sep. 8	1.61080	140,777,000	Fixed	70,000,000
Sep. 8	1.58350	200,970,000	Fixed	100,000,000
Sep. 8	1.57250	203,300,000	Fixed	100,000,000
Sep. 8	1.45380	207,800,000	Fixed	100,000,000
Sep. 8	1.32500	133,835,000	Fixed	65,000,000
Sep. 8	1.33340	288,174,000	Fixed	140,000,000
Sep. 8	1.31470	204,800,000	Fixed	100,000,000
Sep. 8	1.18950	101,650,000	Fixed	50,000,000
Sep. 8	1.25740	141,225,000	Fixed	70,000,000
Sep. 8	1.25510	282,940,000	Fixed	140,000,000
Sep. 8	1.17710	99,760,000	Fixed	50,000,000
Sep. 8	1.22870	281,848,000	Fixed	140,000,000
Sep. 8	1.13580	101,385,000	Fixed	50,000,000
2026 — Mar. 7	1.26820	142,327,500	Fixed	75,000,000
Mar. 22	1.31940	131,383,000	Fixed	70,000,000
Mar. 24	1.29830	93,100,000	Fixed	50,000,000
May 19	1.37420	264,510,000	Fixed	150,000,000
Dec. 2	1.58030	200,280,000	Fixed	120,000,000
2027 — Jan. 12	1.67990	160,640,000	Fixed	100,000,000
Jan. 24	1.74510	164,350,000	Fixed	100,000,000
Feb. 1	1.79150	164,200,000	Fixed	100,000,000
Feb. 3	1.80000	165,500,000	Fixed	100,000,000
Feb. 6	1.73900	163,300,000	Fixed	100,000,000
Feb. 13	1.64020	247,050,000	Fixed	150,000,000
Feb. 21	1.77800	81,550,000	Fixed	50,000,000
Feb. 22	1.71720	162,680,000	Fixed	100,000,000
Mar. 6	1.70010	164,070,000	Fixed	100,000,000
Mar. 6	1.70730	164,080,000	Fixed	100,000,000
Mar. 15	1.83300	327,000,000	Fixed	200,000,000
Mar. 16	1.85790	343,665,000	Fixed	210,000,000

		$ 10,122,607,550		GBP 5,448,500,000

Unmatured Market Debt (Continued)

(D) FOREIGN EXCHANGE SWAPS(6)

For the foreign exchange swaps listed below (outstanding as of September 30, 2019), the Government swapped Canadian dollars for U.S. dollars.

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2019 — Oct. 4	$112,644,092	USD 86,302,102
2020 — Jan. 7	20,231,178	15,284,156

	$132,875,270	USD 101,586,258

(E) FOREIGN EXCHANGE FORWARDS

The Government entered into transactions to purchase (outstanding as of September 30, 2019): USD 1,086,336,709 in exchange for EUR 972,626,000; USD 262,883,764 in exchange for GBP 216,165,000; USD 282,804,684 in exchange for JPY 29,930,200,000; and USD 361,043,978 in exchange for CNH 2,558,900,000.

Notes:

(1)	Non-callable except as otherwise noted.
(2)

Real Return Bonds bear interest adjusted in relation to the CPI for Canada. At maturity, a final payment equal to the sum of inflation compensation from the original issue date to maturity and principal will be made. All amounts shown for these issues include the inflation compensation accrued to date.

(3)

Canada Savings Bonds offer minimum guaranteed annual interest rates and are non-callable. They can only be assigned or transferred under certain conditions. Canada Savings Bonds are redeemable on demand at any time with accrued interest.

(4)	For these series of Canada Savings Bonds and Canada Premium Bonds the original maturity date was extended by 10 years, at the option of the holder.
(5)	Canada Premium Bonds are non-callable. They can only be assigned or transferred under certain conditions. Issues are available in compound interest or regular interest form.
(6)	Converted at USD 1.00 = CAD 1.3244, EUR 1.00 = CAD 1.4437 the closing rates on September 30, 2019.

Unmatured Market Debt (Continued)

Other Obligations (with Respect to Money Borrowed)

DIRECT OBLIGATIONS (1)

The borrowings listed below are direct obligations of agent enterprise Crown corporations which are agents of Canada and as such constitute direct obligations of the Government of Canada and are a charge on and payable out of the Consolidated Revenue Fund of Canada.

BORROWINGS BY AGENT ENTERPRISE CROWN CORPORATIONS

	Outstanding at March 31, 2019
	Canadian dollar borrowings	Foreign currency borrowings (2)	Total borrowings
	(in millions)
Business Development Bank of Canada	$133	$4	$137
Canada Mortgage and Housing Corporation	237,516	—	237,516
Canada Post Corporation	997	—	997
Export Development Canada	499	54,717	55,217
Farm Credit Canada	308	509	818
Freshwater Fish Marketing Corporation	37	—	37
Royal Canadian Mint	12	—	12

Total	$239,502	$55,230	$294,734

Source: Public Accounts of Canada 2019 (Volume 1, Table 9.5) and Public Services and Procurement Canada.

Note: Amounts may not add due to rounding.

(1)

The payment of all money borrowed by agent enterprise Crown corporations and interest thereon is a charge on and payable out of the Consolidated Revenue Fund. Such borrowings therefore constitute obligations of the Government and are recorded as such net of borrowings expected to be repaid directly by these corporations. In practice, with few exceptions, all borrowings have been repaid by the agent enterprise Crown corporations.

(2)	Foreign currency equivalent in Canadian dollars.

CONTINGENT LIABILITIES

Principal amount outstanding
GUARANTEES PROVIDED BY THE GOVERNMENT AS AT MARCH 31, 2019 (IN MILLIONS OF DOLLARS)

Guaranteed borrowings of enterprise Crown corporations and other government business enterprises
Agent enterprise Crown corporations	294,734

Other guarantees provided by the Government
Loan guarantees
Agriculture and Agri-Food
Department of Agriculture and Agri-Food
Advance Payments Program—Agricultural Marketing Programs Act	1,675
Farm Improvement Loans Act and Canadian Agricultural Loans Act	98
Families, Children and Social Development
Department of Employment and Social Development
Canada Student Loans Act	2
Finance
Department of Finance
Coast Capital Savings and Federal Credit Union	1,500
International Bank for Reconstruction and Development	158
Indigenous Services
Department of Indigenous Services
Indian Economic Development Guarantee Program	1
On-Reserve Housing Guarantee Program
Canada Mortgage and Housing Corporation	1,509
Other approved lenders	281
Innovation, Science and Economic Development
Department of Industry
Canada Small Business Financing Act	946
Regional Aircraft Credit Facility	17
Natural Resources
Department of Natural Resources
Lower Churchill Hydro Electric Projects	8,650

Total—Loan guarantees	14,837

Insurance programs managed by the Government
Canadian Heritage
Department of Canadian Heritage
Canada Travelling Exhibitions Indemnification Act	—
Finance
Department of Finance
Mortgage or Hypothecary Insurance Protection	241,676
Global Affairs
Department of Foreign Affairs, Trade and Development
Accounts administered for the Government by Export Development Canada	89
Natural Resources
Department of Natural Resources
Nuclear Liability Account	—

Total—Insurance programs managed by the Government	241,765

Other explicit guarantees
Agriculture and Agri-Food
Department of Agriculture and Agri-Food
National Biomass Ethanol Program	—
Price Pooling Program—Agricultural Marketing Programs Act	—

Total—Other explicit guarantees	—

Total—Gross guarantees	551,336

Less: allowance for guarantees	277

Net exposure under guarantees	551,059

Source: Public Accounts of Canada 2019 (Volume 1, Table 11.6).

Note: Amounts may not add due to rounding.

Supplementary Information

MARKETABLE BONDS (DOMESTIC)

From October 1, 2019 through November 30, 2019, Government of Canada domestic marketable bonds outstanding increased by $10,392 million to $578,909 million. New issues and retirements during this period are detailed below.

Issue or Maturity Date	Coupon (%)	Maturity Date	Issue Amount	Maturing Amount
October 4, 2019	1.25	June 1, 2030	$3,300,000,000
October 11, 2019	1.25	March 1, 2025	4,200,000,000
October 18, 2019	1.25	November 1, 2021	3,000,000,000
October 25, 2019	1.75	March 1, 2023	2,400,000,000
November 1, 2019	1.25			$13,099,055,000
November 4, 2019	1.50	February 1, 2022	3,000,000,000
November 8, 2019	1.25	March 1, 2025	4,200,000,000
November 15, 2019	1.75	March 1, 2023	2,400,000,000
November 18, 2019	2.00	December 1, 2051	1,400,000,000
November 22, 2019	1.50	February 1, 2022	3,000,000,000
November 29, 2019	0.50	December 1, 2050	700,000,000

			$27,600,000,000	$13,099,055,000

From October 1, 2019 through November 30, 2019, eight repurchase operations were held and the following bonds were purchased by the Government. Repurchased bonds are typically cancelled shortly after their settlement.

Repurchase Settlement Date	Coupon (%)	Maturity Day	Amount Repurchased
October 3, 2019	1.50	March 1, 2020	$165,000,000

October 10, 2019	0.75	September 1, 2020	$340,000,000

October 24, 2019	3.50	June 1, 2020	50,000,000
	1.75	August 1, 2020	180,000,000
	0.75	September 1, 2020	200,000,000
	2.00	November 1, 2020	400,000,000

			$830,000,000
October 31, 2019	1.25	November 1, 2019	74,000,000
	2.00	November 1, 2020	200,000,000
	2.25	February 1, 2021	40,000,000
	0.75	March 1, 2021	22,000,000

			$336,000,000
November 7, 2019	1.50	March 1, 2020	10,000,000
	0.75	September 1, 2020	85,000,000
	2.00	November 1, 2020	375,000,000
	0.75	March 1, 2021	90,000,000
	1.75	May 1, 2021	195,000,000

			$755,000,000
November 14, 2019	1.75	August 1, 2020	8,000,000
	0.75	September 1, 2020	250,000,000

			$258,000,000
November 21, 2019	0.75	September 1, 2020	150,000,000
	2.00	November 1, 2020	200,000,000
	0.75	March 1, 2021	100,000,000

			$450,000,000
November 28, 2019	1.50	March 1, 2020	$480,000,000

Total repurchased amount for Period			$3,614,000,000

TREASURY BILLS

From October 1, 2019 through November 30, 2019, treasury bills outstanding decreased by $4,300 million to $129,900 million.

CANADA BILLS

From October 1, 2019 through November 30, 2019, Canada Bills outstanding decreased by U.S.$13,765,000 to U.S.$1,917,105,000.

CROSS CURRENCY SWAPS

From October 1, 2019 through November 30, 2019, Canadian dollar liabilities of $395,550,000 were swapped into liabilities of USD 300,000,000; Canadian dollar liabilities of $643,346,000 were swapped into liabilities of EUR 442,000,000; and Canadian dollar liabilities of $241,506,740 were swapped into liabilities of JPY 20,000,000,000.

FOREIGN EXCHANGE FORWARDS

As of November 30, 2019, the Government had outstanding transactions to purchase: USD 1,133,045,343 in exchange for EUR 1,016,518,000; USD 293,190,795 in exchange for GBP 225,920,000; USD 289,674,947 in exchange for JPY 31,280,900,000; USD 379,532,580 in exchange for CNH 2,674,400,000; EUR 13,651,000 in exchange for USD 15,121,895; GBP 3,034,000 in exchange for USD 3,927,210; JPY 420,100,000 in exchange for USD 3,879,577; and CNH 35,900,000 in exchange for USD 5,093,860.

FOREIGN EXCHANGE SWAPS

As of November 30, 2019, the Government had the following foreign exchange swaps (Canadian dollars swapped for U.S. dollars) outstanding:

	Canadian dollar	U.S. dollar
Maturity date	Notional amount	Notional amount
2020 – Jan. 7	$135,125,166	USD 101,586,257